                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                               DIME BANCORP, INC.
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                (Name of Registrant As Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.

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     (3) Filing party:

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     (4) Date filed:

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* Set forth the amount on which the filing fee is calculated and state how it was determined.

PRELIMINARY PROXY STATEMENT
                               [NEW LOGO TO COME]
                               DIME BANCORP, INC.

LAWRENCE J. TOAL                                                589 FIFTH AVENUE
CHIEF EXECUTIVE OFFICER                                       NEW YORK, NY 10017

                                                                [March 31], 1998

Dear Stockholder:

     On behalf of the Board of Directors of Dime, I cordially invite you to attend the 1998 Annual Meeting of Stockholders, which will be held in the Broadway Ballroom of the New York Marriott Marquis, located at 1535 Broadway, New York, New York (between 45th Street and 46th Street), on Thursday, April 30, 1998 at 10:00 a.m.

     The stockholders will be asked to elect six directors, to approve certain amendments to each of the Dime Bancorp, Inc. 1991 Stock Incentive Plan and the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors, to approve a new cash bonus plan for certain key executives, to increase the number of authorized shares of Dime common stock to 350 million, and to ratify the appointment of KPMG Peat Marwick LLP as Dime's independent accountants for 1998. The Board of Directors has unanimously approved each of these proposals and recommends that you vote FOR them.

     Your vote is important, regardless of the number of shares you own and regardless of whether you plan to attend the Annual Meeting. I encourage you to read the enclosed proxy statement carefully and sign and return your enclosed proxy card as promptly as possible because a failure to do so could cause a delay in the Annual Meeting and additional expense to Dime. A postage-paid return envelope is provided for your convenience. This will not prevent you from voting in person, but it will assure that your vote will be counted if you are unable to attend the Annual Meeting. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

     We hope that you will join us at the Annual Meeting so that we can answer any questions you may have. If you are planning to attend, please let us know by marking the appropriate box on the proxy card.

                                          Sincerely,

                                          LAWRENCE J. TOAL

                               [NEW LOGO TO COME]
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998

     The Annual Meeting of Stockholders of Dime Bancorp, Inc. will be held in the Broadway Ballroom of the New York Marriott Marquis, located at 1535 Broadway, New York, New York (between 45th Street and 46th Street), on Thursday, April 30, 1998 at 10:00 a.m. for the following purposes:

          1. To elect six directors;

          2. To approve certain amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan;

          3. To approve certain amendments to the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors;

          4. To approve the Dime Bancorp, Inc. Senior Officer Incentive Plan;

          5. To approve an amendment to Article IV of Dime Bancorp's Amended and Restated Certificate of Incorporation, as amended, increasing the number of authorized shares of common stock from 200 million to 350 million; and

          6. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of Dime Bancorp for the 1998 fiscal year;

all as set forth in the Proxy Statement accompanying this Notice, and to transact such other business as may properly come before the Annual Meeting and any adjournments. The Board of Directors has fixed the close of business on March 6, 1998 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournments. A complete list of the stockholders entitled to vote at the Annual Meeting and any adjournments shall be open to inspection by any stockholder, for any lawful purpose germane to such meeting, at any time during usual business hours for a period of ten days prior to such meeting at the offices of Dime Bancorp located at 589 Fifth Avenue, Second Floor, Investor Relations Department, New York, New York 10017 (telephone 212-326-6170).

     A copy of Dime Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997 is enclosed.

                                          By order of the Board of Directors,

                                          Gene C. Brooks
                                          Secretary

New York, New York
[March 31], 1998

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN AND RETURN EACH PROXY CARD YOU RECEIVE IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED FOR YOUR CONVENIENCE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT IT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

                               [NEW LOGO TO COME]
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998
                             ---------------------

     This Proxy Statement and the accompanying proxy card are being mailed to holders (the "Stockholders") of Dime Bancorp, Inc. ("Dime Bancorp") common stock, par value $.01 per share (the "Common Stock"), commencing on or about [March 31, 1998] in connection with the solicitation by Dime Bancorp's Board of Directors (the "Board of Directors" or the "Board") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the Broadway Ballroom of the New York Marriott Marquis, located at 1535 Broadway, New York, New York (between 45th Street and 46th Street), at 10:00 a.m. on April 30, 1998.

     If the enclosed proxy card is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy card with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are specified in your signed proxy card, your shares will be voted (a) FOR the election of directors named in Proposal 1, (b) FOR Proposal 2 (approval of certain amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan), (c) FOR Proposal 3 (approval of certain amendments to the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors), (d) FOR Proposal 4 (approval of the Dime Bancorp, Inc. Senior Officer Incentive Plan),
(e) FOR Proposal 5 (approval of an amendment to Dime Bancorp's Amended and Restated Certificate of Incorporation, as amended (the "Dime Certificate"), to increase the number of authorized shares of Common Stock from 200 million to 350 million), (f) FOR Proposal 6 (ratification of independent public accountants), and (g) in the discretion of the proxy holders, as to any other matters that may properly come before the Annual Meeting (including any adjournment). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of Dime Bancorp (Gene C. Brooks, at 589 Fifth Avenue, New York, New York 10017) written notice of such revocation, (ii) submitting a duly executed proxy card bearing a later date, or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

     Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy card, regardless of the number of shares you own.

     Shares can be voted at the Annual Meeting only if you are represented by proxy or are present in person.

                         VOTING STOCK AND VOTE REQUIRED

     The Board of Directors has fixed the close of business on March 6, 1998 as the record date for the determination of Stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournments. On the record date,
there were [     ] shares of Common Stock outstanding. Each Stockholder of
record on the record date is entitled to one vote for each share held. Information with respect to the beneficial ownership of Common Stock by the directors and executive officers of Dime Bancorp and certain other persons is set forth under the caption "Stock Ownership of Management and Certain Beneficial Owners."

     The Board of Directors has adopted a policy on confidential voting. The policy provides that all proxies, ballots, and voting tabulations that identify the vote of a particular Stockholder be held in confidence by the independent tabulators and inspectors of election (currently BankBoston, N.A.) and not disclosed to any other person, including Dime Bancorp and its directors, officers, and employees, except in certain limited circumstances, including: (i) as necessary to meet legal requirements or to pursue or defend legal actions;
(ii) to allow the inspectors of election to certify the results of the vote;
(iii) when expressly authorized by a Stockholder; (iv) in the event of a contested proxy solicitation; or (v) if a bona fide dispute exists regarding the authenticity of any proxy card or ballot or the accuracy of any tabulation of votes. However, the policy permits disclosure of any comments or other information written on any proxy card or ballot without reference to the vote of the Stockholder, except where such vote is included in, and necessary to an understanding of, such written material.

     Approval of the election of directors (Proposal 1), the amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan (Proposal 2), the amendments to the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors (Proposal 3), the Dime Bancorp, Inc. Senior Officer Incentive Plan (Proposal 4), and the ratification of the appointment of Dime Bancorp's independent public accountants (Proposal 6) requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. Approval of the amendment to the Dime Certificate increasing the authorized number of shares of Common Stock (Proposal 5) requires the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Abstentions and broker non-votes will be counted as being present at the Annual Meeting and will have the same effect as votes against each of the Proposals.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 16 members, each of whom also serves as a director of The Dime Savings Bank of New York, FSB ("Dime Savings"). (As used herein, the term "Dime" refers, as appropriate, to Dime Bancorp, Dime Savings, and their subsidiaries, collectively, to Dime Bancorp, individually, or to Dime Savings, individually.) The Dime Certificate provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The class to which each director has been assigned is designated as Class I, Class II, or Class III. The term of office of the directors in Class I expires at the Annual Meeting, the term of office of the directors in Class II expires at the annual meeting of Stockholders next following the end of calendar year 1998, and the term of office of the directors in Class III expires at the annual meeting of Stockholders next following the end of calendar year 1999. At each annual meeting of Stockholders, each of the successors of the directors whose terms expire at that meeting shall be elected to serve for a term of three years expiring at the third annual meeting of Stockholders following the annual meeting of Stockholders at which such successor director was elected. Each director shall hold office during his or her term and until such director's successor has been elected and has qualified.

     Six directors will be elected at the Annual Meeting. All of the nominees are currently serving as directors of Dime Bancorp. Each of the nominees has been nominated for election to serve for a term of three years.

     The persons named as proxies in the enclosed proxy card intend to vote for the election of the persons listed below, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should any of the listed persons withdraw or be unable to serve (which the Board of Directors does not expect) or should any other vacancy occur in the Board of Directors, it is the intention of the persons named in the enclosed proxy card to vote for the election of such persons as may be recommended to the Board of Directors by the Governance and Nominating Committee of the Board (the "Nominating Committee"). If there are no substitute nominees, the size of the Board of Directors may be reduced.

     The following tables set forth the names of, and certain information concerning, the six persons nominated for election as directors of Dime Bancorp at the Annual Meeting and each other director of Dime Bancorp who will continue to serve as a director after the Annual Meeting.

NOMINEES FOR DIRECTOR:

                                     YEAR BECAME        AGE AS OF JANUARY 31, 1998 AND PRINCIPAL       TERM TO
               NAME                 A DIRECTOR(1)        OCCUPATION DURING THE PAST FIVE YEARS         EXPIRE
               ----                 -------------       ----------------------------------------       -------
Frederick C. Chen                      1988          Mr. Chen, 70, was a senior banking partner of      2001
                                                     Peat Marwick Main & Co. (now KPMG Peat Marwick
                                                     LLP), a firm of certified public accountants,
                                                     from 1966 to 1987, when he retired. He is a
                                                     trustee of Republic Funds (formerly
                                                     FundTrust), an investment company.
James M. Large, Jr.                    1989          Mr. Large, 65, is the Chairman of the Board of     2001
                                                     Dime Bancorp. Mr. Large was also the Chief
                                                     Executive Officer of Dime Bancorp and the
                                                     Chairman of the Board and Chief Executive
                                                     Officer of Dime Savings from the consummation
                                                     of the Merger (as hereinafter defined) until
                                                     his retirement at the end of 1996. Prior to
                                                     the Merger, Mr. Large was Chairman of the
                                                     Board and Chief Executive Officer of Anchor
                                                     Bancorp, Inc. since its formation and Chairman
                                                     of the Board and Chief Executive Officer of
                                                     Anchor Savings Bank FSB since April 1989.
John Morning                           1979          Mr. Morning, 66, has been President of John        2001
                                                     Morning Design, Inc. (a graphic design firm)
                                                     since 1960. He is a director of the Charles E.
                                                     Culpeper Foundation and a director and former
                                                     Chairman of Henry Street Settlement. He is a
                                                     trustee of the City University of New York and
                                                     serves as Vice Chairman of the New York City
                                                     Advisory Commission for Cultural Affairs and
                                                     as Vice Chair of the Association of Governing
                                                     Boards of Universities and Colleges. He is
                                                     also a director of the Brooklyn Academy of
                                                     Music, Lincoln Center Theater, and the New
                                                     York Landmarks Conservancy.
Dr. Paul A. Qualben                    1965          Dr. Qualben, 73, is a physician in Brooklyn,       2001
                                                     New York. He is a consultant to the
                                                     Evangelical Lutheran Church in America, the
                                                     Norwegian Christian Home and Health Center,
                                                     the Eger Health Care Center of Staten Island,
                                                     and Wagner College. He is the former Director
                                                     of Psychiatry at Lutheran Medical Center.
Eugene G. Schulz, Jr.                  1959          Mr. Schulz, 67, served as Vice Chairman and        2001
                                                     General Counsel of Anchor Savings prior to his
                                                     retirement in September 1989. Mr. Schulz had
                                                     joined Anchor Savings as a result of the
                                                     merger of Anchor Savings with North New York
                                                     Savings Bank in 1977, where he had been the
                                                     Chief Executive Officer and Chairman of the
                                                     Board.
Dr. Norman R. Smith                    1993          Dr. Smith, 51, is President of Wagner College,     2001
                                                     Staten Island, New York. Dr. Smith came to
                                                     Wagner College in 1988 from Harvard University
                                                     in Cambridge, Massachusetts, where he served
                                                     as assistant dean of the Harvard Graduate
                                                     School of Education and of the John F. Kennedy
                                                     School of Government and was a research fellow
                                                     of the Harvard Philosophy of Education
                                                     Research Center.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

CONTINUING DIRECTORS:

                                     YEAR BECAME        AGE AS OF JANUARY 31, 1998 AND PRINCIPAL       TERM TO
               NAME                 A DIRECTOR(1)        OCCUPATION DURING THE PAST FIVE YEARS         EXPIRE
               ----                 -------------       ----------------------------------------       -------
Derrick D. Cephas                      1994          Mr. Cephas, 46, is a partner in the New York       1999
                                                     law firm of Cadwalader, Wickersham & Taft.
                                                     Since November 1996, Mr. Cephas has been a
                                                     director of Merrill Lynch International Bank,
                                                     an Edge Act corporation and an indirect,
                                                     wholly-owned subsidiary of Merrill Lynch &
                                                     Co., Inc. He has been a director of D.E. Shaw
                                                     & Co., which serves as the direct or indirect
                                                     general partner or manager of several
                                                     privately-held securities and technology
                                                     businesses (including registered broker-
                                                     dealers and registered commodity pool
                                                     operators), since February 1996. He was the
                                                     New York State Superintendent of Banks from
                                                     July 1991 to June 1994. Prior to his
                                                     appointment in 1991, he was a partner in the
                                                     New York law firm of Breed, Abbott & Morgan
                                                     (now Whitman, Breed, Abbott & Morgan). He
                                                     served as Deputy Superintendent and Counsel to
                                                     the New York State Banking Department from
                                                     1983 to 1985.
J. Barclay Collins II                  1993          Mr. Collins, 53, serves as Executive Vice          2000
                                                     President and General Counsel and a director
                                                     of Amerada Hess Corporation in New York, New
                                                     York. Mr. Collins joined Amerada Hess
                                                     Corporation in April 1984 as Vice President
                                                     and General Counsel. Prior to that time, he
                                                     served as Vice President and Assistant General
                                                     Counsel of City Investing Company. He is also
                                                     a director of the United Hospital Fund of New
                                                     York and the Treasurer of The Brooklyn
                                                     Hospital Center.
Richard W. Dalrymple                   1990          Mr. Dalrymple, 54, is President of Teamwork        1999
                                                     Management, Inc., an executive recruiting
                                                     firm. Prior to the Merger, Mr. Dalrymple
                                                     served as President, Chief Operating Officer,
                                                     and a director of Anchor Bancorp since its
                                                     formation and as President, Chief Operating
                                                     Officer, and a director of Anchor Savings
                                                     since 1990. Previously, he served with The
                                                     Bank of Boston as President of its
                                                     Massachusetts Banking Group and later as
                                                     Senior Executive of Corporate Banking
                                                     Services. Mr. Dalrymple has been a director of
                                                     Waterhouse Investors Cash Management Fund,
                                                     Inc., a registered investment company, since
                                                     January 1996, a director of National Center
                                                     for Disability Services since 1983, a director
                                                     of March of Dimes of Greater New York since
                                                     1993, a trustee of The Shannon McCormack
                                                     Foundation, Inc. since 1988, and a trustee of
                                                     the Kevin Scott Dalrymple Foundation since
                                                     1993.
James F. Fulton                        1981          Mr. Fulton, 67, has been President of Fulton +     2000
                                                     Partners, Inc. (planning and design
                                                     consultants) since 1966 and Chairman of the
                                                     Board of Pratt Institute (an educational
                                                     institution) since 1992. Mr. Fulton has also
                                                     been Chairman of The Design History Foundation
                                                     and the publisher of Places, a journal of
                                                     environmental design, since 1989. Mr. Fulton
                                                     served as a trustee (director) of Union
                                                     Savings Bank of New York prior to the merger
                                                     of that institution into Dime Savings in 1981.

                                     YEAR BECAME        AGE AS OF JANUARY 31, 1998 AND PRINCIPAL       TERM TO
               NAME                 A DIRECTOR(1)        OCCUPATION DURING THE PAST FIVE YEARS         EXPIRE
               ----                 -------------       ----------------------------------------       -------
Virginia M. Kopp                       1981          Mrs. Kopp, 68, is active in community affairs.     2000
                                                     From 1973 to 1983, she was associated with
                                                     Alvin Elitzer Ltd. (a retailer and
                                                     merchandiser) and thereafter was co-owner and
                                                     operator of a retail business until 1987. Mrs.
                                                     Kopp served as a trustee (director) of
                                                     Mechanics Exchange Savings Bank prior to the
                                                     merger of that institution into Dime Savings
                                                     in 1979.
Margaret Osmer-McQuade                 1980          Ms. Osmer-McQuade, 59, is the President of         1999
                                                     Qualitas International, an international
                                                     consulting firm. She served as Vice President
                                                     of the Council on Foreign Relations from 1987,
                                                     and as Director of Programs for the Council
                                                     from 1979, through 1993. Prior to 1979, she
                                                     was a television producer and correspondent
                                                     for CBS News and ABC News. Ms. Osmer-McQuade
                                                     has been a trustee of Cornell University since
                                                     1986, an overseer of Cornell Medical College
                                                     since 1988, and Chairman of the Advisory Board
                                                     of Cornell University/New York Hospital
                                                     Medical Center since 1995. She is also a
                                                     trustee of the New York City School Volunteer
                                                     Program and the National Helpers Network. She
                                                     has served as a member of the Pace University
                                                     Advisory Council since 1984. She was a member
                                                     of the Advisory Board of Lincoln Bank of
                                                     Philadelphia from 1971 to 1973 and a
                                                     consultant to American Express Company from
                                                     1979 to 1982.
Sally Hernandez-Pinero                 1994          Ms. Hernandez-Pinero, 44, has been of counsel      2000
                                                     to the law firm of Kalkines, Arky, Zall &
                                                     Bernstein since October 1994. She has been a
                                                     director of Consolidated Edison Company of New
                                                     York, Inc. (a public utility) since July 1994
                                                     and a director of Accuhealth, Inc. (a health
                                                     care firm) since September 1994. She was the
                                                     Chairwoman of the New York City Housing
                                                     Authority from February 1992 until January
                                                     1994. From January 1990 until February 1992,
                                                     she was Deputy Mayor for Finance and Economic
                                                     Development for the City of New York.
Howard Smith                           1965          Mr. Smith, 67, is President of Virginia Dare       1999
                                                     Extract Co., Inc., Brooklyn, New York, a
                                                     manufacturer of flavors. He is the Chairman of
                                                     Lutheran Medical Center, a Director of the
                                                     Brooklyn Chamber of Commerce, a Trustee and a
                                                     past President of the Brooklyn Public Library,
                                                     Chairman of the United Hospital Fund of New
                                                     York, and a Director, Treasurer and past
                                                     President of The Flavor and Extract
                                                     Manufacturers' Association of the U.S. and
                                                     Treasurer of the International Association of
                                                     Food Industry Suppliers.

                                     YEAR BECAME        AGE AS OF JANUARY 31, 1998 AND PRINCIPAL       TERM TO
               NAME                 A DIRECTOR(1)        OCCUPATION DURING THE PAST FIVE YEARS         EXPIRE
               ----                 -------------       ----------------------------------------       -------
Lawrence J. Toal                       1991          Mr. Toal, 60, became the Chief Executive           2000
                                                     Officer of Dime Bancorp and the Chairman of
                                                     the Board and Chief Executive Officer of Dime
                                                     Savings on January 1, 1997. He has been the
                                                     President and Chief Operating Officer and a
                                                     director of Dime Bancorp since its formation
                                                     and the President and Chief Operating Officer
                                                     and a director of Dime Savings since 1991.
                                                     From 1987 until he joined Dime Savings, he
                                                     served as President of Philadelphia Savings
                                                     Fund Society, an affiliate of Meritor
                                                     Financial Group. Prior to that, Mr. Toal
                                                     served for 26 years at The Chase Manhattan
                                                     Bank, N.A., where his responsibilities
                                                     included senior executive positions in
                                                     consumer, corporate, and international banking
                                                     units in the United States, Europe, and Asia.
                                                     Mr. Toal has been a director of Waterhouse
                                                     Investors Cash Management Fund, Inc., a
                                                     registered investment company, since December
                                                     1995.
Ira T. Wender                          1992          Mr. Wender, 71, is the sole owner of Ira T.        1999
                                                     Wender, P.C., which provides services as of
                                                     counsel to the law firm of Patterson, Belknap,
                                                     Webb & Tyler LLP, in which Ira T. Wender, P.C.
                                                     held a partnership interest from 1988 through
                                                     1993. Ira T. Wender, P.C. also provided
                                                     services as of counsel to that firm from 1986
                                                     to 1988. Mr. Wender was a director of Perry
                                                     Ellis International, Inc., a privately held
                                                     corporation, from 1991 to October 1994, and he
                                                     also served as its Chairman of the Board
                                                     between January and September 1994 and its
                                                     Vice Chairman from that date until October
                                                     1994. From 1983 to 1986, he was Chairman of a
                                                     private investment company. Prior to that, Mr.
                                                     Wender served for four years as President and
                                                     Chief Executive Officer of Warburg Paribas
                                                     Becker, Inc., an investment company. He is a
                                                     director of REFAC Technology, Inc. and United
                                                     Investors Realty Trust.

---------------
(1) Includes service as a member of the Board of Directors of Anchor Bancorp and/or the Board of Directors of Anchor Savings (and certain predecessor institutions) prior to the formation of Anchor Bancorp, as well as service as a member of the Board of Directors of Dime Savings prior to the formation of Dime Bancorp.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Board of Directors held a total of 15 meetings. Each of the directors during 1997 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees thereof on which he or she served during the period of his or her service. In addition to other committees, as of January 31, 1998, Dime had a Compensation Committee, an Audit Committee, and a Nominating Committee.

     The members of the Dime Compensation Committee (the "Compensation Committee") as of
January 31, 1998 were Ira T. Wender (Chairman), Derrick D. Cephas, J. Barclay Collins II, Margaret Osmer-McQuade, Dr. Paul A. Qualben, Howard Smith and Dr. Norman R. Smith, all of whom are outside directors (generally, directors who are not employees of Dime Bancorp or its subsidiaries). During 1997, the principal functions of the Compensation Committee included (a) establishing and reviewing a framework for the compensation of Dime's executive officers, (b) approving awards under Dime's stock incentive plans to officers and employees, (c) reviewing management's recommendations on employee compensation and benefits,
(d) reviewing all on-going matters with respect to the compensation of the Board of Directors, (e) jointly with the Nominating Committee, succession planning, and (f) reporting and making recommendations to the Board of Directors as to such matters. During 1997, the Compensation Committee held a total of 11 meetings.

     The members of the Dime Audit Committee as of January 31, 1998 were Frederick C. Chen (Chairman), James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero, Eugene G. Schulz, Jr., and Dr. Norman R. Smith, all of whom are outside directors. During 1997, the principal functions of the Dime Audit Committee included the review of (a) the records and affairs of Dime to determine its financial condition, (b) Dime's internal audit function and the scope and results of the annual independent audits of Dime by its outside auditors, (c) Dime's internal controls and accounting systems and policies, (d) the basis for certain reports to Dime's regulatory authorities regarding Dime's internal controls and compliance with certain designated laws and regulations, and (e) the reports of examination of Dime by bank regulatory authorities. During 1997, the Dime Audit Committee held a total of five meetings.

     The members of the Nominating Committee as of January 31, 1998 were Dr. Paul A. Qualben (Chairman), Derrick D. Cephas, J. Barclay Collins II, John Morning, Margaret Osmer-McQuade, Eugene G. Schulz, Jr., and Ira T. Wender, all of whom are outside directors. The principal functions of the Nominating Committee are (a) to consider and propose candidates for election to the Board of Directors, (b) to make recommendations to the Board of Directors to fill vacancies in Board membership, (c) jointly with the Compensation Committee, succession planning, and (d) to review and make recommendations to the Board of Directors on matters of corporate governance, such as the operations of the Board of Directors and the membership and structure of its committees. During 1997, the Nominating Committee held a total of five meetings.

NOMINATIONS FOR DIRECTOR

     The By-laws of Dime Bancorp provide that Stockholders may make nominations for election to the Board of Directors by submitting such nominations in writing to the Secretary of Dime Bancorp, in the case of an election to be held at an annual meeting of Stockholders, not less than 60 nor more than 90 days in advance of the anniversary of the date of the notice mailed to Stockholders in connection with the previous year's annual meeting and, in the case of an election to be held at a special meeting of Stockholders, not later than the seventh day following the day on which notice of such meeting is first given to Stockholders. Each such submission shall set forth (i) the name and address of the Stockholder who intends to make the nomination(s) and of the person(s) to be nominated, (ii) a representation that the Stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified, (iii) a statement of the number of shares owned by such Stockholder, beneficially and of record,
(iv) a description of all arrangements or understandings between such Stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is (are) to be made by the Stockholder, (v) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission") had the nominee been nominated or intended to be nominated by the Board of Directors, and (vi) the written consent of each nominee to serve as a director of Dime Bancorp if elected. No Stockholder nominations for election to the Board of Directors were submitted within this time period in connection with the Annual Meeting.

DIRECTOR COMPENSATION

     During 1997, outside directors were paid an annual retainer fee of $20,000. (For 1998, based in part on advice of independent compensation consultants, the annual retainer fee has been increased to $30,000.) Outside directors were entitled to receive a fee of $1,000 for each Board or committee meeting of Dime Savings or Dime Bancorp attended in 1997. However, whenever concurrent or consecutive meetings were held by both Dime Bancorp and Dime Savings, each director waived the fees with respect to one of those entities. During 1997, the Chairperson of each of Dime's standing committees received an annual fee of $3,000.

     Outside directors may choose to defer all or a portion of their cash compensation pursuant to a deferred compensation plan (the "Director Deferred Compensation Plan"). If an outside director defers his or her compensation, it will be payable at a later date (generally not less than three years after the year in which it would otherwise have been payable, and not later than the later of the calendar quarter in which the director attains age 75 or the fourth quarter after the termination of service of the director) and, at that time, may be paid (pursuant to the director's election) in a lump sum, in installments, or converted to an annuity form. Payments may also be made in the event of certain changes in control or upon certain circumstances of financial hardship. (Different payout rules apply with respect to the payment of amounts deferred prior to August 1994.) During the period of the deferral, amounts deferred are credited with earnings based upon the director's election from among several different deemed investments, which currently include phantom units of Common Stock ("Phantom Stock").

     During 1996, the Board of Directors, based in part on advice received from independent compensation consultants, determined, among other things, to amend the Retainer Continuation Plan maintained by Dime for its outside directors (the "Retainer Continuation Plan") so that, after December 31, 1996, neither new outside directors, nor then current outside directors making the election described below, would be eligible to participate. For each outside director in service on December 31, 1996, a lump sum amount was determined, based on the value of the director's Retainer Continuation Plan benefit accrued as of January 1, 1997 reflecting service through the later of December 31, 1996 or the fifth anniversary of the start of service as an outside director of Dime or Anchor Bancorp, Inc. ("Anchor") immediately prior to the merger of Anchor with and into Dime Bancorp (the "Merger"). The present value also reflected a 3.5% inflation factor applied to the annual retainer amount used in computing the benefit under the Retainer Continuation Plan, where applicable, until the later of the date the director will attain age 65 or the fifth anniversary of the start of service as a Dime (or Anchor) outside director. Each outside director was permitted to make an election to have the lump sum amount that was so determined credited to, and payable as a fully vested benefit under, the Director Deferred Compensation Plan. All of the current outside directors of Dime eligible to make this election, except for Mrs. Kopp, elected this transfer. No Retainer Continuation Plan benefit will be paid to the outside directors who made such an election.

     Where such a transfer was elected, the amount so credited to the Director Deferred Compensation Plan for the outside director is required to be deemed invested in Phantom Stock until the earlier of the director's attaining age 73 or the second anniversary of the transfer. (For purposes of the initial deemed investment in Phantom Stock, the value of the stock was based on the average closing price of the Common Stock during each trading day in the 12-month period preceding the date of the initial Phantom Stock investment. A similar average value based on closing prices of the Common Stock during the preceding 12-month period will apply when determining the value of the Phantom Stock the first time a director directs that the amounts that were credited as a result of this transfer from the Retainer Continuation Plan are no longer to be deemed invested in Phantom Stock.) Payment of the credited amounts (and earnings thereon) can be made in a lump sum, in installments, or in the form of an annuity and will commence at the end of the quarter following the director's termination of service, unless the director elects a different commencement date. However, except for payments upon a change in control of Dime or, if permitted by the Compensation Committee, on hardship, the benefit commencement date cannot be any earlier than the first date that the director is otherwise permitted to direct the deemed investment of the transferred amount out of Phantom Stock.

     Under the Retainer Continuation Plan, each participating outside director who has completed at least five years of service as an outside director, or who has become disabled or attained age 72 while serving as a director, is entitled to receive an annual benefit, payable for life commencing at age 65 (if the director has ceased to serve on the Board by that age, or such later date as such director ceases to serve on the Board of Directors), equal to the basic annual retainer paid to outside directors for the last calendar year in which the director served on the Board. The amount of this benefit is adjusted actuarially if a payment option other than a single-life annuity is chosen. If the director dies before the benefit payments begin, his or her beneficiary is paid a benefit that is the actuarial equivalent of the benefit that would have been payable to the director. Mrs. Kopp is the only current outside director who continues to be covered by the Retainer Continuation Plan. The benefit to be paid with respect to her service under the Retainer Continuation Plan will not, in the aggregate, be less than the lump sum amount described above as available for transfer to the Director Deferred Compensation Plan, with any remaining amount due after her death payable to her named beneficiaries.

     Also, at the Annual Meeting of Stockholders held on May 7, 1997, the Stockholders approved a stock incentive plan for outside directors to replace a previous plan that had expired in August 1996. The terms of this stock incentive plan as they currently exist and as proposed to be amended, are summarized below under Proposal 3.

     During 1997, in connection with his services as non-executive Chairman of the Board of Dime Bancorp, Mr. Large received compensation (inclusive of retainer and director's fees) at an annual rate of $150,000. This compensation arrangement is reviewed periodically and may be adjusted as warranted in light of the time commitment required of Mr. Large in connection with the performance of the requested duties. Mr. Large's services include significant time related to the conduct of Dime's "goodwill" litigation against the federal government (which relates generally to certain acquisitions made by Anchor), as well as such other tasks as may reasonably be requested from time to time by the Chief Executive Officer of Dime Bancorp.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1997, the primary responsibility for determining the compensation of Dime's executive officers was held by the Compensation Committee, subject to review and appropriate approval by the Board of Directors.

     Principles. For 1997, the Compensation Committee agreed upon a set of guiding principles for its compensation program. These principles reflect the same objectives as had been set in prior years: (1) to enable Dime to recruit and retain the highest quality executive talent available to it; and (2) to motivate Dime's executives to achieve and sustain a superior level of corporate performance, since consistently superior performance will result in superior returns to Stockholders. Recruitment and retention objectives are addressed by providing total compensation opportunities that are competitive relative to the market with which Dime competes for talent. In that regard, Dime recognizes that its own growth in recent years, as well as the enormous changes taking place within the banking industry, and the increasing competition from other segments of the financial services industry, have significantly broadened the range of institutions with which it can - and must - compete for talent. At the same time, while operating within a competitive framework, the Compensation Committee pursues its motivational objectives by giving greater emphasis to those components of the total compensation package that reward performance, in order to reinforce the linkage of rewards with the achievement of business results and, ultimately, with the financial interests of Stockholders.

     Thus, while the principal components of compensation (base salary, annual incentive and long-term incentive), as well as benefits, are generally set at or near competitive levels, emphasis is placed on variable pay, with the intention that total actual pay be aligned with performance relative to Dime's short-and long-term objectives. The effect of this pay-for-performance orientation should be that truly superior performance will result in total compensation that exceeds the median total compensation range of the comparative group, while mediocre performance will result in total compensation that is less than the median range of that group. In particular, as the ultimate measure of performance is return to Stockholders, the compensation program, particularly for more senior executives, should be designed to ensure that management has a substantial proprietary financial interest in the return realized by Stockholders.

     Practices. Because of the scope and complexity of Dime's activities in a rapidly changing financial services industry, it is imperative that Dime attract, retain and motivate the most qualified and talented executives available to it. Dime competes for such executive talent not only with other thrift institutions but also with a variety of other financial services companies, including commercial banks and other institutional lenders, mortgage banking companies and investment banking firms. The Compensation Committee, based in part on a thorough analysis of Dime's executive compensation levels by independent outside compensation consultants and assisted by third-party data collection and analysis, annually reviews Dime's executive compensation practices within the framework discussed above and compares them with the executive compensation practices of a group of financial services companies that is deemed representative of the companies with which Dime competes most directly for executive talent. As noted above, given the pace of change within the financial services industry and Dime's changing profile within that industry, Dime also asks its independent consultants to review on an annual basis the appropriate groups for comparison purposes. For 1997, this review of competitive practices included a review of reported senior management compensation at a peer group of 17 institutions (including both thrifts and banks) located throughout the country and ranging in asset size from $18 to $35 billion, with median assets of $21.5 billion. This data was then adjusted to reflect the generally higher compensation levels in the New York City metropolitan area. The review also assessed reported compensation at a group of seven money-center banks (adjusted downward to reflect compensation for the positions directly reporting to the equivalent executives), in order to take into account the fact that Dime now draws much of its executive talent from the large commercial banks located in New York City, as evidenced by the significant number of Dime's executive officers who have previously served in senior positions at such institutions immediately prior to joining Dime. Further, a functional matching approach was used to compare each of the executive positions at Dime to market-surveyed positions based on similarity of responsibilities. The information from these analyses then provided the starting point for the Compensation Committee's approach to fixing the principal components of executive compensation for 1997.

     For 1997, salaries for executive officers were generally below the midpoint derived from the competitive analyses described above. Going forward, the Compensation Committee expects to set annual salaries for executive officers generally closer to the competitive midpoint (or above such midpoint where the officer's experience or additional duties may warrant), with subsequent annual increases, if any, intended to take into account such factors as changes in competitive levels of compensation and qualitative aspects of individual performance, such as whether the individual executive officer's performance consistently exceeds or falls below the level of performance expected by the Compensation Committee.

     For 1997, the annual salary for Mr. Toal, who became Chief Executive Officer on January 1, 1997, was set at $650,000. This level was below the midpoint derived from the competitive analysis described above. In determining Mr. Toal's salary for 1997, the Compensation Committee gave greater relative weight to the performance-related elements of compensation.

     With respect to incentives, and as described above, a fundamental tenet of Dime's incentive compensation philosophy is to reward performance based primarily on objective standards. Short-term incentives, payable in cash, are geared to the accomplishment of Dime's key annual business plan objectives. These objectives change from year to year, depending on Dime's financial position and priorities. Each of the specific targets in the annual incentive plan is then given a relative weighting. For 1997, these objectives, which were set early in the year, included primarily meeting goals relating to overall financial performance (earnings per share and return on equity) and strategic plan implementation; other objectives taken into account included achievement of franchise performance targets (including revenue and general and administrative expense targets, loan volume and deposit level targets, and efficiency ratio, customer service and community reinvestment targets), and risk management (including the reduction of credit risk). For 1997, the relative weighting of these objectives varied as between senior officers and other officers. The Compensation Committee determines at the end of the year (or at such interim periods as the Compensation Committee may decide) the extent to which each of these targets has been met. In doing so, it takes into account significant deviations from the assumed economic environment and may also add a percentage factor to recognize exceptional performance beyond or outside the incentive plan targets. These factors together determine the overall level of funding of the officer incentive program. For 1997, the Compensation Committee's assessment of company-wide performance, based on the Dime's achievement of the targets described above together with its achievement during the year of major initiatives not previsioned in the original objectives, such as the acquisition of North American Mortgage Company ("North American"), warranted total funding for senior officers under the incentive plan at 143% of target.

     Each officer (including executive officers) has a target incentive opportunity. For executive officers, this percentage incentive opportunity for 1997 was determined with reference to competitive practices, as described above, and expressed as a target amount. For 1997, these target opportunities were generally set below the midpoint derived from the competitive analysis described above. The Compensation Committee then determined individual awards for executive officers (within the framework of the overall funding level of the officer incentive program, as described above) primarily based on the extent to which the individual had contributed to meeting company-wide goals, and also generally taking into account both a qualitative assessment of the individual officer's performance and an assessment, in the case of executive officers other than the Chief Executive Officer, of the extent to which the individual met additional goals specified in the annual incentive plan relating to his or her area of responsibility. These adjustments may result in an executive officer receiving an award below or above his or her incentive opportunity for the year, but generally not above 150% of such incentive opportunity. The Compensation Committee believes that, particularly in an industry such as the thrift industry that is undergoing a high level of profound economic and structural change, it is important to retain discretion to make adjustments in incentives where circumstances warrant. The Compensation Committee may also provide for special incentive plans for specific business units or individuals, which may include executive officers; however, during 1997, none of the executive officers named in the Summary Compensation Table participated in any such plan.

     Cash incentive awards to executive officers for 1997 reflected the foregoing factors. For 1997, Mr. Toal's target incentive was set at $520,000, or 80% of his annual salary. This incentive opportunity was near the median of the group of 17 banking institutions described above and substantially below the median of the money-center banks included in the competitive analysis. In setting the target incentive, the Compensation Committee took into account its intention, as described above, to weight the Chief Executive Officer's compensation in favor of performance elements. Mr. Toal's actual incentive award was $800,000, which reflected his leadership of Dime in an outstanding year in which performance substantially exceeded expectations.

     Long-term incentives are provided in the form of stock and stock-based grants. In general, vesting of these grants either will be based on the achievement of specific long-term objectives related to stockholder value or will serve as an incentive to the continued retention of the executive, or may relate to a combination of these two objectives. For 1997, except for an award to Mr. Burriesci of the right to purchase restricted stock in connection with his recruitment as Chief Financial Officer, long-term incentive awards for executive officers consisted solely of grants of stock options, the vesting of which is generally scheduled to occur over a three year period. Such options generally have expiration dates 11 years from the date of grant and exercise prices equal to the fair market value per share of Common Stock on the date of grant, which was deemed to be the closing price of such stock on the New York Stock Exchange on that date. The size of these option grants was generally determined using a Black-Scholes option pricing model to determine theoretical stock option values. The assumed value of these grants to executive officers was based on a percentage of the salary midpoint derived from the competitive analysis referred to above. The applicable percentages were also determined by reference to the competitive analysis, with such percentages being generally comparable to those at the 17 banking institutions surveyed, but substantially below those at the money-center banks surveyed. In the case of Mr. Toal, options to purchase 78,000 shares of Common Stock were granted as an incentive in 1997 at the fair market value on the date of grant, representing a theoretical option value of approximately $650,000, or 100% of salary. This percentage, which was near the median level of the 17 banking institutions surveyed, was viewed by the Compensation Committee as consistent with its desire to emphasize stock-based performance incentives generally.

     Also, although not an aspect of cash or incentive compensation, Dime seeks to attract and retain executives by providing a variety of benefit plans and programs generally designed to be competitive with those provided by other financial services companies.

     For 1997, the Compensation Committee operated under a policy to structure executive compensation in a time and manner intended to limit the likelihood that current compensation would exceed the limits for deductibility prescribed by Section 162(m) of the Internal Revenue Code, as amended (the "Code"). This policy will continue to be operative for 1998; however, the Compensation Committee retains discretion to make future exceptions to this policy, and in determining whether to do so the Compensation Committee may consider a number of factors, including the tax position of Dime, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances. As discussed under Proposal 5 below, Dime is submitting to Stockholders for approval an incentive compensation plan designed to qualify amounts payable thereunder for deduction as provided in
Section 162(m) of the Code.

     Finally, in determining compensation levels and targets within the framework discussed above, the Compensation Committee takes into full account applicable regulatory restrictions on the compensation of executive officers.

     Executive compensation is a constantly evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practice, that may affect either its compensation philosophy or its practices. Accordingly, the Compensation Committee at all times reserves the right to alter its approach in response to changing conditions.

                          THE COMPENSATION COMMITTEE:

                                IRA T. WENDER, CHAIRMAN
                                DERRICK D. CEPHAS
                                J. BARCLAY COLLINS II
                                MARGARET OSMER-McQUADE
                                DR. PAUL A. QUALBEN
                                HOWARD SMITH
                                DR. NORMAN R. SMITH

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to Dime for the fiscal years ended December 31, 1997, 1996, and 1995 of those persons who were, at December 31, 1997, (a) the Chief Executive Officer of Dime Bancorp and (b) the other four most highly compensated executive officers of Dime Bancorp (collectively with the Chief Executive Officer, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION             LONG-TERM COMPENSATION AWARDS
                                   ----------------------------------   ----------------------------------
                                                                                AWARDS            PAYOUTS
                                                                        -----------------------   --------
                                                                                     SECURITIES
                                                            OTHER       RESTRICTED   UNDERLYING     LTIP      ALL OTHER
                                                            ANNUAL        STOCK       OPTIONS/    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY   BONUS(1)    COMPENSATION   AWARDS(2)       SARS        (3)          (4)
---------------------------  ----  --------  --------    ------------   ----------   ----------   --------   ------------
Lawrence J. Toal(5)........  1997  $650,000  $800,000      $     0       $      0      78,000     $      0     $39,000
  Chief Executive Officer    1996   500,000   285,000            0              0      65,900            0      28,846
                             1995   425,000   209,250            0              0      51,400      606,150      17,658
Anthony R. Burriesci(6)....  1997   166,923   385,000(7)    55,767        577,500      90,000            0           0
  Chief Financial Officer
Fred B. Koons(8)...........  1997   350,000   200,000            0              0      25,000            0           0
  Chief Executive Officer    1996    26,192   123,140(9)     9,659        326,852           0            0           0
  Mortgage Banking
Carlos R. Munoz(10)........  1997   300,000   175,000            0              0      18,000            0      18,000
  Chief Credit and Risk      1996   290,000   105,000            0              0      18,200            0      11,046
  Management Officer         1995   195,673   157,500(11)         0        66,000      20,000            0           0
D. James Daras.............  1997   275,000   200,000            0              0      25,000            0      16,500
  Treasurer                  1996   250,000   130,000            0              0      26,900            0      14,702
                             1995   225,000   100,000            0              0      17,100      115,088       9,478

---------------
 (1) Bonuses are reported in the year that the named executive officer rendered the services to which the bonus relates, even though the amounts shown may actually be paid to the named executive officer in a subsequent year.

 (2) At December 31, 1997, Mr. Burriesci held 35,000 shares of restricted stock having a value of $1,023,750 (one-third of which shares vested on January 24, 1998 and the remainder of which are scheduled to vest in equal installments on January 24, 1999 and January 24, 2000), Mr. Koons held 11,570 shares of restricted stock having a value of $338,422.50 (the original award of restricted stock to Mr. Koons was 23,140 shares, 50% of which vested on December 20, 1997 and the remainder of which are scheduled to vest on December 20, 1998), and Mr. Munoz held 8,000 shares of restricted stock having a value of $234,000. Dividends will be paid, and other distributions made, on all shares of restricted stock to the same extent that dividends are declared and paid, or other distributions are made, on shares of Common Stock in general, provided such shares of restricted stock are held on the record date determined for the payment of dividends, or the making of other distributions, if any, on Common Stock.

 (3) All amounts indicated represent the actually realized value of shares of deferred stock granted to the named executive officer in 1994 that were paid out in 1995 in connection with the Merger pursuant to the terms of the grants and the plan under which they were granted.

 (4) The amounts set forth reflect matching and supplemental allocations by Dime on behalf of the named executive officer under certain defined contribution plans and arrangements.

 (5) Mr. Toal became Chief Executive Officer of Dime Bancorp (and Chairman of the Board and Chief Executive Officer of Dime Savings) on January 1, 1997.

 (6) Mr. Burriesci joined Dime in July 1997 at an annual rate of salary of $350,000.

 (7) The amount shown represents a $150,000 cash bonus paid to Mr. Burriesci upon joining Dime in July 1997, an incentive bonus for 1997 of $200,000 and a cash award equal to the purchase price of 35,000 shares of restricted stock.

 (8) Mr. Koons joined Dime in December 1996 at an annual rate of salary of $350,000.

 (9) The amount shown represents a $100,000 cash bonus paid to Mr. Koons upon joining Dime in December 1996 and a cash award equal to the purchase price of 23,140 shares of restricted stock.

(10) Mr. Munoz joined Dime in April 1995 at an annual rate of salary of $275,000.

(11) The amount shown represents a $75,000 cash bonus paid to Mr. Munoz upon joining Dime in April 1995 and an incentive bonus for 1995 of $82,500.

     The following table contains information concerning the grant of options to purchase Common Stock and tandem stock appreciation rights ("SARs") to the named executive officers during the year ended December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                      ----------------------------------------------------------------------
                                                      % OF TOTAL
                                       NUMBER OF     OPTIONS/SARS
                                       SECURITIES     GRANTED TO
                                       UNDERLYING    EMPLOYEES IN   EXERCISE OR                 GRANT DATE
                                      OPTIONS/SARS      FISCAL      BASE PRICE    EXPIRATION   PRESENT VALUE
                NAME                   GRANTED(1)      YEAR(2)        ($/SH)         DATE        ($)(3)(4)
                ----                  ------------   ------------   -----------   ----------   -------------
Lawrence J. Toal....................     78,000          6.22%        $15.625       1/24/08      $741,000
Anthony R. Burriesci................     90,000          7.17          17.500       7/01/08       820,575
Fred B. Koons.......................     25,000          1.99          15.625       1/24/08       237,500
Carlos R. Munoz.....................     18,000          1.43          15.625       1/24/08       171,000
D. James Daras......................     20,000          1.59          15.625       1/24/08       190,000
                                          5,000          0.40          24.250      11/21/08        63,293(5)

---------------
(1) The options shown (except for the options granted to Mr. Burriesci) become exercisable at a rate of one-third per year commencing one year from the date of the grant. Mr. Burriesci's options become exercisable at a rate of one-third per year commencing on January 24, 1998.

(2) All of the awards reflected in the table consisted of options with tandem SARs. The percentage set forth in this column reflects the relationship between the number of options (with tandem SARs) granted to the named executive officer and the number of options (whether or not with tandem
    SARs) granted to all employees in the fiscal year.

(3) The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the Commission and does not necessarily reflect Dime Bancorp's view of the appropriate value or methodology for purposes of financial reporting. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock, volatility or dividend policy. No adjustments have been made for forfeitures or non-transferability.

(4) The estimated present value of the options shown is based upon historical experience and for the options granted to (a) each of Mr. Toal, Mr. Koons, Mr. Munoz and Mr. Daras (except for the option described in footnote 5 below) is $9.500 per share, and (b) Mr. Burriesci is $9.118 per share. Volatility calculated over 180 trading days prior to the date of grant was:
    (i) .307 for the options granted to each of Mr. Toal, Mr. Koons, Mr. Munoz and Mr.Daras (except for the option described in footnote 5 below), and (ii) .323 for the options granted to Mr. Burriesci.

    Risk-Free Rate of Return, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the options: (a) 6.61% for the options granted to each of Mr. Toal, Mr. Koons, Mr. Munoz and Mr. Daras (except for the option described in footnote 5 below), and (b) 6.25% for the options granted to Mr. Burriesci.

    Dividend Yield for the options granted to each of Mr. Toal, Mr. Koons, Mr. Munoz and Mr. Daras (except for the option described in footnote 5 below) is 0% and for the options granted to Mr. Burriesci is 1.04%.

    Time of Exercise for all options shown: 11 years.

(5) The estimated present value for this option is based upon historical experience and is $12.659 per share. Volatility calculated over 180 days prior to the date of the grant of this option was .317. Risk-Free Rate of Return for this option, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the option, is 5.91% and the Dividend Yield on this option is .79%.

     The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted in all years to the named executive officers and held by them as of December 31, 1997 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price of such option and the fair market value of Common Stock) as of December 31, 1997. Dime has not granted any freestanding SARs to the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING            IN-THE-MONEY
                                                                UNEXERCISED            OPTIONS AT
                                                              OPTIONS/SARS AT         DECEMBER 31,
                                                             DECEMBER 31, 1997            1997
                                    SHARES                   -----------------    --------------------
                                  ACQUIRED ON     VALUE        EXERCISABLE/           EXERCISABLE/
              NAME                 EXERCISE      REALIZED      UNEXERCISABLE         UNEXERCISABLE
              ----                -----------    --------    -----------------    --------------------
Lawrence J. Toal................       0            $0        303,990/139,068     $7,502,109/2,338,385
Anthony R. Burriesci............       0             0               0/90,000              0/1,147,500
Fred B. Koons...................       0             0               0/25,000                0/365,625
Carlos R. Munoz.................       0             0          19,399/36,801          393,731/630,770
D. James Daras..................       0             0          64,331/48,634        1,525,720/781,313

     The following table shows the estimated annual pension benefits payable to a covered member at normal retirement age (age 65) under the Retirement Plan of Dime Bancorp, Inc. (the "Retirement Plan") and the Benefit Restoration Plan of The Dime Savings Bank of New York, FSB (the "Benefit Restoration Plan" and, together with the Retirement Plan, the "Plans") based on compensation covered under the Plans and years of creditable service with Dime Savings or certain affiliates of Dime. The Benefit Restoration Plan provides benefits that would otherwise be denied a member because of certain limitations on benefits under the Retirement Plan imposed by the Code.

                        PENSION PLAN TABLE
                           YEARS OF CREDITABLE SERVICE
               ----------------------------------------------------
REMUNERATION   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------
  $125,000     $ 32,813   $ 43,750   $ 54,688   $ 65,625   $ 75,000
   150,000       39,375     52,500     65,625     78,750     90,000
   175,000       45,938     61,250     76,563     91,875    105,000
   200,000       52,500     70,000     87,500    105,000    120,000
   225,000       59,063     78,750     98,438    118,125    135,000
   250,000       65,625     87,500    109,375    131,250    150,000
   300,000       78,750    105,000    131,250    157,500    180,000
   400,000      105,000    140,000    175,000    210,000    240,000
   450,000      118,125    157,500    196,875    236,250    270,000
   500,000      131,250    175,000    218,750    262,500    300,000
   600,000      157,500    210,000    262,500    315,000    360,000
   700,000      183,750    245,000    306,250    367,500    420,000
   800,000      210,000    280,000    350,000    420,000    480,000
   900,000      236,250    315,000    393,750    472,500    540,000

     A member's compensation covered by the Plans is the product of 12 times his or her average monthly compensation for the 36 consecutive months of service during which the member's compensation was the highest or, if the member's service is less than 36 months, then for the entire period of service. For these purposes, covered compensation for the named executive officers includes salary, but not bonus and other annual compensation, reported in the "Annual Compensation" columns of the Summary Compensation

Table. The benefit levels set forth in the Pension Plan Table are based on the years of creditable service shown in the table, continued existence of the Plans without material change, and payment of benefits in the form of a single life annuity (rather than in other available forms). The benefits listed in the Pension Plan Table are not subject to any reduction for Social Security contributions or benefits or any other offset (although certain minimum benefits provided under the Plans with respect to certain prior service are subject to a deduction measured by Social Security benefits, or by an offset with respect to compensation earned that is not in excess of Social Security covered compensation). However, such benefits reflect the application of the maximum benefit limit under the Plans of 60% of covered compensation.

     Dime also maintains the Dime Bancorp, Inc. Supplemental Executive Retirement Plan ("SERP"). The SERP provides for an annual benefit equal to a pension goal percentage (between 30% and 60%) multiplied by Average Compensation (as defined) payable over the life of each SERP participant ("Participant") after the Participant's retirement at or after age 65 or, in certain instances, a reduced 50% or 100% joint and survivor annuity form of benefit. Additional forms of benefit, including 5-, 10-, or 15-year-certain life annuities, are available, and the Compensation Committee can direct that an actuarially equivalent lump sum be paid at termination of service in lieu of an annuity. For these purposes, unless otherwise provided by the Compensation Committee within the SERP's parameters, Average Compensation is the highest average annual base salary and certain other taxable cash-based compensation (other than sign-on bonus or other amounts paid in connection with grants of restricted stock) earned over three consecutive years out of the Participant's last ten years of employment (or such other period designated by the Compensation Committee), with incentive compensation deemed allocated and paid over the period over which it was earned. The SERP benefit is offset by other retirement benefits provided under qualified defined benefit plans of Dime Bancorp and Dime Savings (such as the Retirement Plan), as well as the Benefit Restoration Plan and other contractual benefits to the extent they relate to the benefits under a Dime qualified defined benefit plan. The SERP provides that benefits may commence, in a reduced amount, if the Participant terminates service before age 65 but, unless the Compensation Committee directs otherwise, no earlier than age 55. The SERP also provides for a death benefit to be paid to a Participant's surviving spouse or minor children in the event that the Participant dies prior to the start of his or her benefits under the SERP. Death benefits will not commence to be paid until the month that the Participant would have attained age 55 had he or she lived. Benefits under the SERP generally vest based on the period of employment by the Participant, with partial vesting after five years, increasing to full vesting after ten years. The SERP counts service both before and during SERP participation for these purposes. Accelerated vesting applies in the event of certain terminations of employment after a change in control (as defined) and the Compensation Committee can alter the vesting schedule (but with limits on such alteration rights upon a change in control). Except with respect to vesting rights, and except to the extent that compensation considered under the SERP may increase over a period of time, the SERP benefit does not increase based on years of service.

     On January 1, 1997, Mr. Toal commenced participation in the SERP. (Each of the other named executive officers commenced participation in the SERP on September 1, 1997.) Mr. Toal's SERP goal has been set at 50%. As of December 31, 1997, therefore, Mr. Toal had accrued a SERP benefit (which will be offset by his Retirement Plan and related Benefit Restoration Plan benefits), commencing at age 65 in the form of a single life annuity, of approximately $478,208. Mr. Toal was then 60% vested in that benefit.

     Mr. Burriesci has a SERP goal that has been set at 50%. Under Mr. Burriesci's employment agreement, he is also provided with a benefit based on a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan and related Benefit Restoration Plan benefits) during the first ten years of his employment, with that benefit vesting after three years. Those benefits (in which Mr. Burriesci is not yet vested) will act as an offset of Mr. Burriesci's SERP benefit. Based on compensation earned through December 31, 1997, Mr. Burriesci's SERP benefit, which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as the additional contractual benefit described above, commencing at age 65 in the form of a single life annuity, is approximately $275,000. As of December 31, 1997, Mr. Burriesci had not yet vested in any of his SERP benefit.

     Mr. Koons' SERP goal has also been set at 50%, except that his Average Compensation will be determined over a 24-month period and will include, for each relevant period, a deemed bonus of 50% of base salary rather than the incentive compensation actually paid. Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in the Retirement Plan and the Benefit Restoration Plan, which will then provide an offset to his SERP benefit. Based on compensation earned through December 31, 1997, Mr. Koons' accrued SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as by those other supplemental pension benefits provided under his employment agreement), stated in the form of a single life annuity commencing at age 65, is approximately $262,500. Mr. Koons has not yet vested in any of that benefit.

     Each of Mr. Munoz and Mr. Daras has a SERP goal that has been set at 50%. Based on compensation earned through December 31, 1997, the SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits) accrued, commencing at age 65 in the form of a single life annuity, by Mr. Munoz is approximately $193,333 and by Mr. Daras is approximately $196,667. As of December 31, 1997, Mr. Munoz had not vested in any of his SERP benefits, while Mr. Daras was 70% vested.

     The respective completed years of creditable service under the Retirement Plan and, as appropriate, the Benefit Restoration Plan and the years of service for vesting in SERP benefits as of December 31, 1997 for each of the named executive officers is as follows: Lawrence J. Toal, six years; Anthony R. Burriesci, 0 years; Fred B. Koons, one year; Carlos R. Munoz, two years; and D. James Daras, seven years.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Dime Savings has employment agreements with each of Messrs. Toal, Burriesci, Koons, Munoz, and Daras.

     Agreement with Mr. Toal. Effective as of January 30, 1998, Dime Savings entered into a new employment agreement with Mr. Toal (the "Toal Agreement"), which replaced a previous agreement with him. The initial term of the Toal Agreement extends to March 1, 2001, with automatic renewal for one additional year to occur on March 1, 1999, and automatic renewal for an additional period until Mr. Toal's 65th birthday (April 19, 2002) to occur on March 1, 2000, unless, in each instance, prior notice of non-renewal is given by Mr. Toal or Dime Savings. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under the Toal Agreement.

     The Toal Agreement provides that Mr. Toal will serve, throughout its term, as Chief Executive Officer, President, and Chief Operating Officer of each of Dime Bancorp and Dime Savings and as Chairman of the Board of Dime Savings. Under the Toal Agreement, Mr. Toal will receive a base salary of $750,000, which may be subsequently increased (but not decreased) by the Board of Directors. Mr. Toal also will be eligible to participate in an annual cash bonus program (with a target bonus opportunity of at least 50% of his base salary) and long-term incentive program and is provided with certain perquisites.

     Under the Toal Agreement, Mr. Toal also participates in the SERP, with a pension goal of not less than 50% based on average compensation and vesting over ten years of service. (Mr. Toal's SERP benefit is described in more detail above.) However, pursuant to the Toal Agreement, Mr. Toal will be fully vested in his SERP benefit in the event of a termination of his employment (other than for cause) in connection with a change in control (as described below) that otherwise would trigger a right to change in control-related benefits. In the event of any other involuntary termination of Mr. Toal's employment (other than for cause), Mr. Toal will receive service credit for SERP vesting purposes as if he had remained in employment until the end of the term of the Toal Agreement then in effect. In addition, when applying the average compensation definition under the SERP, in the event of any termination of Mr. Toal's employment that would trigger a right to change in control-related benefits, or any other involuntary termination of Mr. Toal's employment (other than for cause), average compensation will be determined as if Mr. Toal had continued service throughout the then applicable term of the Toal Agreement and earned an assumed annual bonus based upon a formula set forth in the Toal Agreement.

     In the event of Mr. Toal's disability, the Toal Agreement provides that Mr. Toal will receive a sum equal to his annual salary in the first year of such disability and a sum equal to 75% of his annual salary for each year thereafter throughout the duration of the disability up to age 65, with continued life, medical, and dental coverage for the same period.

     If Mr. Toal's employment is terminated by Dime Savings (other than for cause), Mr. Toal will receive a lump sum payment equal to two times his annual salary, as well as continuation, until the later to occur of the 18-month anniversary of the date of termination or the end of the remaining term of the Toal Agreement at the effective date of termination, of life, medical and dental insurance coverage, subject to certain conditions. If Mr. Toal voluntarily terminates his employment (except as provided below), generally no additional benefits will be provided to him. Similarly, in general, no continuing benefits are otherwise to be provided to Mr. Toal upon the expiration of the term of the Toal Agreement on Mr. Toal's 65th birthday, other than the SERP, the Key Executive Life Insurance/Death Benefit Plan described below, and other retiree benefits otherwise payable to him.

     The Toal Agreement also provides for specified benefits following a "change in control." For these purposes, a "change in control" is generally defined to include (1) the acquisition of more than 35% of the voting power of Dime Bancorp by any person, entity or group; (2) if the individuals who were members of the Board of Directors on July 24, 1997, and others whose appointment or nomination was recommended by a vote of 2/3 of the directors in office on July 24, 1997 (or by other directors who themselves previously satisfied this requirement), cease to constitute a majority of the Board; (3) a merger or consolidation of Dime Bancorp or any direct or indirect subsidiary of Dime Bancorp unless Dime Bancorp voting securities outstanding before the event continue to represent (in combination with securities held under an employee benefit plan of Dime Bancorp or any subsidiary) at least 65% of the outstanding voting securities of the surviving entity after the merger or consolidation, or unless the merger or consolidation was effected solely to implement a recapitalization of Dime Bancorp or Dime Savings where no person, entity or group becomes the owner of 35% or more of the voting securities of Dime Bancorp or Dime Savings; (4) the execution of a binding agreement for one of the events described in (1) or (3) (unless abandoned); and (5) certain sales of substantially all of Dime Bancorp's consolidated assets, as well as certain other circumstances specified in the Toal Agreement.

     If following a change in control Mr. Toal's employment is involuntarily terminated (other than for cause) during the term of the Toal Agreement in effect at the time of the change in control, or if Mr. Toal terminates his employment during such term after (a) he has not been re-elected to the positions set forth above (or, if Dime Bancorp or Dime Savings is not the surviving ultimate parent entity in the transaction giving rise to the change in control, elected as chief executive officer of the ultimate parent entity), (b) there has been a notice of non-renewal of the Toal Agreement other than for cause, or (c) there is a material change in Mr. Toal's functions, duties, or responsibilities to a level of lesser responsibility, importance, or scope, Mr. Toal will be entitled to the SERP enhancement described above, as well as other benefits. These additional benefits include a lump sum equal to three times his "Annual Compensation," as well as (to the extent permissible under the underlying plan) continued exercisability of all vested stock options as if there had not been a termination of employment (including options that vest upon Mr. Toal's retirement), and continued disability, medical, and dental insurance coverage for Mr. Toal and his spouse for the remainder of their lives, subject to certain conditions. For these purposes, "Annual Compensation" at any time means the sum of his annual salary plus an assumed annual bonus based upon a formula set forth in the Toal Agreement.

     Agreement with Mr. Burriesci. Effective as of January 30, 1998, Dime Savings entered into an employment agreement with Mr. Burriesci (the "Burriesci Agreement"), which also replaced a previous agreement. The term of the Burriesci Agreement extends to March 1, 2001, with automatic renewal applying each March 1st commencing in 1999, absent earlier non-renewal. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under the Burriesci Agreement.

     The Burriesci Agreement provides that Mr. Burriesci will serve as Chief Financial Officer of Dime Bancorp and Dime Savings, and provides an annual salary during the first two years of Mr. Burriesci's employment (which commenced July 1, 1997) at the rate of $350,000, and for the third year at $375,000. This annual salary is subject to periodic review and possible increase, or up to a 25% decrease (but not below the levels set forth above). Under an Agreement Regarding Initial Employment Terms (the "Burriesci Initial Terms Agreement") effective as of July 1, 1997, Mr. Burriesci will have a target cash incentive opportunity for each of 1998 and 1999 of 50% of base pay as in effect on December 31 of those years, with Mr. Burriesci having the opportunity to earn 150% of that amount, but not less than $175,000 for 1998. The Burriesci Initial Terms Agreement also provides for a promise of long-term incentive awards in the form of options with a value of 75% of base pay for each of 1998, 1999 and 2000, to the extent approved by the Compensation Committee and provides for certain perquisites.

     Under the Burriesci Agreement, Mr. Burriesci also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). Mr. Burriesci's agreement also provides for a benefit based upon a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan and related Benefit Restoration Plan benefits) during the first ten years of his employment, with vesting of that benefit after three years. This benefit will act as an offset of Mr. Burriesci's SERP benefit, if one is payable.

     In the event of Mr. Burriesci's permanent disability, Dime Savings will pay Mr. Burriesci his annual salary for up to one year, less the maximum benefit available under Dime insurance coverage, and will generally continue to provide certain benefits for the remaining term of the Burriesci Agreement then in effect. If Mr. Burriesci's employment is terminated without cause, Dime Savings will continue to pay him, from the date of termination through March 1, 1999 (if the termination occurs before that date), his salary plus any guaranteed minimum incentive awards payable through that date. In addition, it will pay him his annual salary (as in effect at the termination date) for 18 months, as well as generally continue certain benefits for the same period. The Burriesci Initial Terms Agreement provides for enhanced vesting in the restricted stock and options granted in connection with the commencement of his employment, to the extent that vesting would have otherwise occurred during the 12-month period following such termination of employment had his employment otherwise continued.

     The Burriesci Agreement also provides for enhanced severance benefits (in lieu of the termination benefits described above) following a change in control (defined in the same manner as under the Toal Agreement). If, after a covered change in control, Mr. Burriesci's employment is terminated by Dime Savings (other than for cause), or if Mr. Burriesci terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced benefits will be payable. In either of those events, Mr. Burriesci is to be entitled to (i) payment equal to three times the sum of his annual salary and target cash incentives for which Mr. Burriesci was eligible (for the year in question) immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of the Burriesci Agreement at the time of the termination, subject to certain conditions. The Burriesci Agreement also includes a provision for continued exercisability of all vested options for the remainder of their terms and continued vesting and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Burriesci will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

     Agreement with Mr. Koons. Effective as of January 30, 1998, Dime Savings entered into an employment agreement with Mr. Koons (the "Koons Agreement"), which also replaced a previous agreement. The term of the Koons Agreement extends until December 2, 2001.

     The Koons Agreement provides that Mr. Koons will serve as an Executive Vice President of Dime Bancorp and Dime Savings and as Chief Executive Officer of North American through at least December 1, 1998. During the period from December 2, 1998 through December 1, 1999, Mr. Koons will serve as transitional Chief Executive Officer of North American until a successor Chief Executive Officer is appointed. Mr. Koons will continue as an employee of Dime Savings after he ceases serving as Chief Executive Officer of North American, through the end of the term of the Koons Agreement.

     Under the Koons Agreement, Mr. Koons is required to devote substantially all of his business time to his duties under the agreement through December 1, 1998. On and after December 2, 1998, Mr. Koons is required to devote a lesser amount of time to his duties under the agreement, and will be permitted to engage in certain other non-competitive activities during those periods. The Koons Agreement provides for annualized salary at a rate of $350,000 for the period ending December 1, 1998. For the period from December 2, 1998 through December 1, 1999, the Koons Agreement provides for a salary at the rate of $250,000, and for each of the 12-month periods thereafter for a salary at the rate of $175,000, in each case subject to increase on a per diem basis if Mr. Koons works for more than an agreed upon minimum number of days in each such period. Under an Agreement Regarding Initial Employment Terms (the "Koons Initial Terms Agreement") effective as of December 2, 1996, a target cash incentive for 1998 for Mr. Koons was set at $100,000, with Mr. Koons having the opportunity to earn 150% of that amount, but generally with any payment in respect of that incentive in the discretion of the Dime Savings Board of Directors. The Koons Initial Terms Agreement also provides for a promise of a long-term incentive award in the form of options with a value of 60% of his base pay during the first two years of his employment, to the extent approved by the Compensation Committee or the Board of Directors, and provides for certain perquisites.

     Under the Koons Agreement, Mr. Koons also participates in the SERP, with a pension goal of not less than 50%, and other terms as specified in his SERP grant (described above). Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in the Retirement Plan and the Benefit Restoration Plan (with such benefits acting as an offset of his SERP benefit) and a supplemental payment to the extent he is otherwise unable, on account of such status, to participate in Dime Bancorp's qualified defined contribution plan and the related provisions of the Benefit Restoration Plan.

     In the event of Mr. Koons' permanent disability, Dime Savings will pay Mr. Koons his annual salary for up to one year, less the maximum benefit available under the Dime Savings' disability insurance coverage, and will generally continue to provide certain benefits for the remaining term of the Koons Agreement. If Mr. Koons' employment is terminated without cause, Dime Savings will pay him a lump sum equal to his aggregate salary payable for the remaining term of the Koons Agreement (assuming he works the minimum number of agreed-upon days for the period of the Koons Agreement on and after December 2, 1998), as well as generally continue certain benefits for such remaining term. Mr. Koons has the right under the Koons Agreement to treat any relocation of his principal place of business more than 75 miles from Tampa, Florida as a termination without cause, if he makes an election to so treat it within 30 days of the relocation. Under the Koons Agreement, to the extent permitted by the relevant plan, upon an involuntary termination of Mr. Koons' employment (other than for cause), or a termination upon a relocation treated (by Mr. Koons' election) as an involuntary termination without cause, grants of options and restricted stock previously made to Mr. Koons generally will vest (and, with respect to options, become exercisable). Upon an involuntary termination without cause, to the extent permitted, options will remain exercisable by Mr. Koons for their remaining terms. (The Koons Initial Terms Agreement provides for exercisability for the full remaining term, to the extent vested, of the options therein promised for grant during the first two years of his employment in the event of any termination of his employment other than for cause.)

     The Koons Agreement provides for enhanced severance benefits following a change in control (defined in the same manner as under the Toal Agreement). Those benefits will be payable if, after a covered change in control, Mr. Koons' employment is terminated by Dime Savings (other than for cause), or if Mr. Koons terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (not otherwise contemplated by the Koons Agreement) or a material downgrading of his duties or responsibilities from those contemplated under the Koons Agreement. In either of those events, Mr. Koons is to be entitled to payment equal to three times his annual salary (assuming for these purposes that he works the minimum number of agreed upon full-time equivalent days during any of the periods on and after December 2,
1998), and continuation of all life, disability, medical and dental insurance coverage for the remaining term of the Koons Agreement, subject to certain conditions. The Koons Agreement also would then provide for continued exercisability of all vested options for the remainder of their terms, and immediate vesting and continued exercisability of all restricted stock and non-vested options held by Mr. Koons, as if there had not been such a termination of service upon the change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Koons will also fully vest in his SERP benefit, and be eligible for a payment to make up any amount forfeited under Dime's 401(k) plan or any other qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

     Other Agreements. Mr. Munoz and Mr. Daras (the "executive officers") are each party to an employment agreement with Dime Savings, with a current term until March 1, 2001. Each agreement was entered into as of January 30, 1998 and replaced an earlier agreement. Each agreement provides for automatic renewal each March 1st commencing in 1999, absent earlier non-renewal. (The agreements with Messrs. Munoz and Daras are collectively referred to as the "Employment Agreements.")

     Each of the Employment Agreements provides for an annual salary that is subject to periodic review and possible increase or up to a 25% decrease. If the executive officer becomes permanently disabled and his Employment Agreement is terminated by Dime for that reason, Dime will pay the individual his annual salary for up to one year, less the maximum benefit available under Dime's disability insurance coverage, and will generally continue to provide certain benefits for the remaining term in effect.

     Each of the Employment Agreements provides for SERP participation, with a pension goal of not less than 50% of average SERP-covered compensation.

     Each of the Employment Agreements provides that, if Dime terminates the executive officer's employment without cause, he is generally entitled to a continuation of his salary and certain benefits for a period of between six and 18 months, depending on his length of employment and his age at the time of termination.

     Each of the Employment Agreements provides for certain severance payments and benefits following a change in control of Dime if the Employment Agreement is terminated by (a) Dime without cause or (b) the executive officer during the term in effect at the time of the change in control after a decrease in his annual salary or a material downgrading in his duties or responsibilities. For these purposes, a change in control is defined in the same manner as under the Toal Agreement. The benefits to be provided to each of the executive officers in such events will be (i) payment equal to three times the sum of the executive officer's annual salary and target cash incentives for which he was eligible immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of the Employment Agreement at the time of the termination (as long as continued contributions are made by the executive officer). The Employment Agreements also include a provision for continued exercisability of all vested stock options for the remainder of their terms and continued vesting and exercisability of all non-vested stock options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). The Employment Agreements additionally include a provision for full vesting of SERP benefits, and a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan, in the event of a termination of service triggering change in control benefits.

     Miscellaneous. Each of the Toal Agreement, the Burriesci Agreement, the Koons Agreement and the Employment Agreements provide that, if the amounts become payable other than as a result of events following a change in control, and if those amounts would be deemed to constitute parachute payments within the meaning of Section 280G of the Code that would, when added to other similar amounts, result in an excise tax under Section 4999 of the Code, they will be reduced to avoid the imposition of such excise tax. However, the SERP benefit described above will not be so reduced. In the event of a change in control, or in the absence of a change in control, in the event that the SERP benefit results in the imposition of such an excise tax (but after the reduction of other benefits, as described above), Dime Savings will make an additional payment or payments so as to provide the executive with the benefits he would have received in the absence of such tax. Dime will not be entitled to a federal income tax deduction for any "excess parachute payments," including any additional amounts paid pursuant to the "gross-up" provisions of the respective employment agreements with regard to such taxes.

     Each of the foregoing employment agreements includes provisions conditioning payments thereunder on compliance with statutory and regulatory restrictions.

     Each of Messrs. Toal, Burriesci, Munoz and Daras participates in the Key Executive Life Insurance/Death Benefit Plan of Dime Savings (the "Key Life Plan"), which provides life insurance coverage during their employment generally up to six times the sum of the named executive officer's base salary plus target incentive amounts for the preceding year (three times such amount in the case of Mr. Daras), for which the participant pays a scheduled premium. If the participant terminates employment when eligible to "Retire" (for these purposes, when the participant retires under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service), the life insurance coverage converts into the right to a death benefit in the same amount for each of the named executive officers (67% of that amount for Mr. Daras), with no additional contributions required by the participant. If the participant terminates employment before he is eligible to Retire, the participant may continue life insurance coverage until age 65 by paying the required premiums and, at that age, can convert to such death benefit, to the extent such benefit has otherwise vested. Vesting in the death benefit depends on service with Dime as a participant in the Key Life Plan, with graded vesting over ten years and full vesting upon retirement under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service. Full vesting in the death benefit also applies for certain participants (including all of the participating named executive officers) in the event of certain "change in control" events, as defined in the Key Life Plan, with other change in control events resulting in full vesting only if the participant's service terminates involuntarily or after a reduction in salary or a material downgrading in duties or responsibilities. For Mr. Toal and Mr. Daras, full vesting occurred in connection with the Merger.

     In addition to the severance payments and benefits described above, awards of stock options, restricted stock, and certain other stock-based awards to Dime employees, including the named executive officers, will generally vest upon a change in control of Dime.

COMPARISON OF FIVE-YEAR RETURN TO STOCKHOLDERS

     Set forth below is a line graph presentation comparing, for the period commencing on the market close on December 31, 1992 through and including December 31, 1997, the yearly percentage change in Dime's cumulative total stockholder return with the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Financial Index.(1)

        Measurement Period           'Dime Bancorp,                           S&P Financial
      (Fiscal Year Covered)               Inc.'              S&P 500              Index
1992                                     100.00              100.00              100.00
1993                                     138.30              110.08              110.71
1994                                     131.91              111.53              106.81
1995                                     197.87              153.44              163.69
1996                                     251.06              188.52              220.47
1997                                     518.02              251.44              325.56

---------------
(1) Assumes $100 invested on December 31, 1992 in each of Dime's Common Stock, the S&P 500 Index, and the S&P Financial Index. Total return assumes reinvestment of dividends and other distributions.

CERTAIN TRANSACTIONS

     Ira T. Wender, a director, is the sole owner of Ira T. Wender, P.C., which has provided service as of counsel to the law firm of Patterson, Belknap, Webb & Tyler LLP since January 1994. Patterson, Belknap, Webb & Tyler LLP provided legal services to Dime in 1997 involving general corporate, commercial real estate lending, litigation, executive compensation and employee benefit matters. Dime has retained that firm to provide legal services during 1998 but cannot at present reasonably estimate the amount of related legal fees to be incurred.

     Derrick D. Cephas, a director, is a partner in the law firm of Cadwalader, Wickersham & Taft. Dime has retained this firm to provide certain legal services during 1998 but cannot at present reasonably estimate the amount of related legal fees which may be incurred.

     In January 1997, Dime Savings entered into an agreement with Teamwork Management, Inc., a corporation wholly-owned by Richard W. Dalrymple, a director of Dime ("TMI"), pursuant to which TMI provides Dime Savings with certain executive recruiting services. During 1997, TMI was paid $121,145 in connection with the services performed under this agreement. It is currently contemplated that additional recruiting assignments may be given by Dime Savings to TMI in the future pursuant to this agreement as the need arises. However, because the nature and amount of such additional assignments, if any, are not currently known, Dime cannot at present reasonably estimate the amount of any payments that may be made to TMI in consideration for such future services.

LOANS TO MANAGEMENT

     Directors and officers of Dime and its associates were customers of and had transactions, including loans, with Dime Savings in the ordinary course of business during 1997. All of such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons (except that Dime Savings' policy is to waive certain closing costs with respect to mortgage loans made to employees), and none of such transactions involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Dime Bancorp's directors and specified officers to file reports of ownership and changes in ownership of their equity securities of Dime with the Commission and the New York Stock Exchange and to furnish Dime Bancorp with copies of all such reports.

     Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments thereto received by Dime, and certain written representations received from such persons (including former directors and executive officers, as applicable), Dime believes that all applicable filing requirements were complied with for 1997, and Dime does not know of any such persons who may have failed to file on a timely basis any required Form, except as follows: Harold E. Reynolds, an officer of Dime, did not timely file a Form 4 reflecting the exercise of an option to purchase 3,333 shares of Common Stock of Dime on August 11, 1997 and the contemporaneous sale of such shares.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of January 31, 1998 (except as noted below) as to Common Stock owned by (a) each of Dime Bancorp's current directors, (b) each of the named executive officers, (c) all of Dime Bancorp's directors and executive officers as a group, and (d) each person who, to Dime Bancorp's knowledge, beneficially owned more than 5% of the outstanding Common Stock.

                                                                   SHARES OF        PERCENT OF
                                                                  COMMON STOCK      OUTSTANDING
                                                                  BENEFICIALLY        COMMON
NAME OF BENEFICIAL OWNER (AND ADDRESS OF OWNERS OF MORE THAN 5%)    OWNED(1)           STOCK
----------------------------------------------------------------  ------------      -----------
James M. Large, Jr............................................       703,276              *
Lawrence J. Toal..............................................       502,733(2)           *
Derrick D. Cephas.............................................         4,000              *
Frederick C. Chen.............................................        16,860              *
J. Barclay Collins II.........................................         4,000              *
Richard W. Dalrymple..........................................        48,549(3)           *
James F. Fulton...............................................        12,435(4)           *
Virginia M. Kopp..............................................        15,024(5)           *
John Morning..................................................         9,680              *
Margaret Osmer-McQuade........................................        24,150(6)           *
Sally Hernandez-Pinero........................................         1,100              *
Dr. Paul A. Qualben...........................................        27,006              *
Eugene G. Schulz, Jr..........................................        14,158              *
Howard Smith..................................................        53,000              *
Dr. Norman R. Smith...........................................         4,000              *
Ira T. Wender.................................................        19,875              *
Fred B. Koons.................................................        33,093              *
Anthony R. Burriesci..........................................        66,620              *
Carlos R. Munoz...............................................        40,716              *
D. James Daras................................................       101,306(3)(7)        *
First Manhattan Co. ..........................................     5,867,535(8)        5.06%
  437 Madison Avenue
  New York, NY 10022
FMR Corp. ....................................................     8,580,734(9)        7.40%
  82 Devonshire Street
  Boston, MA 02109
All directors and executive officers as a group (23 persons)...    1,743,774(3)        1.50%

---------------
   * Less than 1%.

 (1) The directors, nominees, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. Certain of such shares are restricted stock that may be subject to repurchase by Dime Bancorp under certain circumstances. The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from January 31, 1998: James M. Large, Jr., 429,334; Lawrence J. Toal, 356,767; each of Frederick C. Chen, James F. Fulton, Virginia M. Kopp, John Morning, and Margaret Osmer-McQuade, 4,275; each of Derrick D. Cephas, J. Barclay Collins II, Richard W. Dalrymple, Dr. Paul A. Qualben, Eugene G. Schulz, Jr., Howard Smith, and Dr. Norman R. Smith, 3,000; Fred B. Koons, 9,953; Anthony R. Burriesci, 31,620; Carlos R. Munoz, 32,716; D. James Daras, 81,234; and all current directors and executive officers as a group, 995,965.

 (2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

 (3) Includes shares held by the Trustee of the Retirement 401(k) Investment Plan of Dime Bancorp with respect to the account of the individual or certain members of the group based on reports dated as of December 31, 1997.

 (4) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

 (5) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

 (6) Includes [7,000] shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

 (7) Includes 2,100 shares owned in trust for Mr. Daras' spouse, as to which he disclaims beneficial ownership.

 (8) The information as to First Manhattan Co. ("First Manhattan") is derived from a Schedule 13G, dated February 9, 1998, filed by First Manhattan, which states that, as of December 31, 1997, First Manhattan had sole voting power with regard to 686,423 of the shares indicated above, shared voting power with regard to 4,999,923 of such shares, sole dispositive power with regard to 686,423 of such shares, and shared dispositive power with regard to 5,181,112 of such shares. The Schedule 13G also states that the shares indicated above include 337,892 shares owned by family members of general partners of First Manhattan reported for informational purposes and that First Manhattan disclaims dispositive power as to 253,337 of such shares and beneficial ownership as to 84,555 of such shares.

 (9) The information as to FMR Corp. ("FMR") is derived from a Schedule 13G, dated February 14, 1998, filed by FMR, Edward C. Johnson 3d ("ECJ"), and Abigail P. Johnson (together with FMR and ECJ, the "Reporting Person"), which states that, as of December 31, 1997, the Reporting Person, through certain of its affiliates, had sole voting power with regard to 570,100 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 8,580,734 of such shares, and shared dispositive power with regard to none of such shares. The Schedule 13G also states that the shares indicated above include 322,000 shares beneficially owned by Fidelity International Limited to which FMR disclaims beneficial ownership.

                                  PROPOSAL 2:

         AMENDMENTS TO THE DIME BANCORP, INC. 1991 STOCK INCENTIVE PLAN

     Subject to the approval of Stockholders at the Annual Meeting, the Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "1991 Plan") has been amended in order to (a) increase the number of shares of Common Stock available under the 1991 Plan and (b) limit the number of shares of Restricted Stock (as defined below) that may be issued under the 1991 Plan (the "Proposed 1991 Plan Amendments"). The Proposed 1991 Plan Amendments are described more fully below. In addition, the remaining provisions of the 1991 Plan are also summarized below.

PURPOSE OF THE PLAN

     The 1991 Plan is intended to attract and retain employees who contribute to Dime's success by their ability, ingenuity and industry and to enable such employees to participate in the long-term success and growth of Dime by giving them an equity interest in Dime Bancorp, as well as to encourage them to identify with the interests of Stockholders. As discussed more fully below, awards under the 1991 Plan may be in the form of (a) stock options ("Options"),
(b) SARs, (c) rights to purchase Restricted Stock, (d) Deferred Stock (as defined below), (e) certain loans ("Plan Loans") and (f) tax offset payments ("Tax Offset Payments"). An officer or employee may be granted one or more types of awards, which may be independent or granted in tandem. If two awards are granted in tandem, the recipient may exercise (or otherwise receive the benefit of) one award only to the extent that he or she relinquishes the tandem award.

     The Board of Directors believes that stock-based incentives are important factors in attracting, retaining and motivating officers and employees. Thus, in order to be able to continue to emphasize stock-based incentives for officers and employees of Dime in light of the increase in Dime's size as a result of both internal growth and recent acquisitions (i.e., North American) and in order for such incentives to be tailored to changing business conditions, the Board of Directors is recommending that Stockholders approve an increase in the number of available shares of Common Stock under the 1991 Plan and the other changes described herein.

SHARES

     In addition to the 1991 Plan, Dime Bancorp maintains several other plans under which individual stock option and other stock-based awards to employees may be made. However, of these plans, only the 1991 Plan and the Dime Bancorp, Inc. 1992 Stock Option Plan (formerly Anchor Bancorp, Inc. 1992 Stock Option
Plan) (the "1992 Plan") currently provide for the granting of stock-based awards to senior management((1)), and if the Proposed 1991 Plan Amendments are approved, no further grants will be made under the 1992 Plan and the shares of Common Stock previously reserved for issuance in connection with the 1992 Plan, and not issued and outstanding or subject to outstanding awards thereunder, will be canceled. The aggregate number of shares of Common Stock that remained available for grant under the 1991 Plan as of [January 31, 1998] was [299,707] shares.

---------------

(1) Dime Bancorp also maintains the 1993 Employee Stock Purchase Plan, a broad-based plan that provides all eligible employees (including members of senior management) with the opportunity to purchase shares of Common Stock from Dime.

     The Proposed 1991 Plan Amendments would increase the number of shares of Common Stock available for distribution under the 1991 Plan by 5,000,000, or [4.31]% of the total number of issued and outstanding shares of Common Stock as of [January 31, 1998]. Therefore, if the Proposed 1991 Plan Amendments are approved, there will be [8,161,778] shares of Common Stock available for issuance under the 1991 Plan (representing [7.04]% of the total number of issued and outstanding shares of Common Stock as of [January 31, 1998]). Of these shares of Common Stock, [2,862,071] shares are already the subject of outstanding grants previously awarded under the 1991 Plan but not yet exercised.

     The amended 1991 Plan continues to provide that shares of Common Stock awarded under the 1991 Plan consist of, in whole or in part, authorized and unissued shares or treasury shares. If an Option is surrendered, canceled or terminated prior to exercise, or an award other than an Option is surrendered, canceled or terminated without the participant having received payment of the award in shares of Common Stock, or shares of Common Stock awarded are surrendered, canceled or repurchased by Dime Bancorp at less than fair market value or forfeited, the shares of Common Stock subject to such Option or other award will again become available for distribution under the amended 1991 Plan. The exercise of an SAR for cash or the payment of any other award in cash will not count against the number of shares of Common Stock reserved and available for distribution under the amended 1991 Plan.

     The Proposed 1991 Plan Amendments would not modify the existing limit on the number of shares of Common Stock available for issuance to any single officer or employee eligible to receive an award of Options or SARs under the 1991 Plan. That limit will remain at 1,250,000 shares of Common Stock with respect to Options (including Options previously granted under the 1991 Plan, whether or not outstanding), with a similar limit of SARs related to 1,250,000 shares of Common Stock under the 1991 Plan (including SARs previously granted under the 1991 Plan).

     On [Friday, January 30, 1998], the closing price on the New York Stock Exchange for one share of Common Stock was $[28.00].

LIMITATION ON RESTRICTED STOCK

     The Proposed 1991 Plan Amendments would establish a limit on the aggregate number of shares of Restricted Stock that may be purchased under the 1991 Plan. This limitation would provide that the aggregate number of shares of Restricted Stock outstanding on the date of the Annual Meeting (but not thereafter forfeited or repurchased) or made available in the future for purchase under the 1991 Plan or any other stock incentive plans maintained by Dime will not exceed 2% of the outstanding shares of Common Stock of Dime at the time the grant of the right to purchase the Restricted Stock is made.

ADMINISTRATION

     The amended 1991 Plan will continue to be administered by the Compensation Committee. The Compensation Committee will remain authorized, among other things, to (a) grant awards with such terms and conditions as may be consistent with the 1991 Plan to eligible employees selected by the Compensation Committee,
(b) adopt, alter and repeal such administrative rules, guidelines and practices governing the 1991 Plan as it shall deem advisable, (c) interpret the terms and conditions of the 1991 Plan and any award granted thereunder and (d) otherwise supervise the administration of the 1991 Plan. The Compensation Committee may from time to time delegate to one or more officers of Dime Bancorp or any Related Company (as defined below) any or all of its authority in connection with the amended 1991 Plan, except with respect to awards to persons subject to
Section 16 of the Exchange Act.

PARTICIPATION

     Awards under the amended 1991 Plan may continue to be made to officers and other employees of Dime Bancorp or of an entity in which Dime Bancorp beneficially owns, directly or indirectly, at least a 20% interest (a "Related Company"). Awards may not be granted to any director of Dime Bancorp or a Related Company unless such director is also an employee of Dime Bancorp or a Related Company. The participants in the amended 1991 Plan will continue to be selected from among those eligible in the sole discretion of the

Compensation Committee. As of [January 31, 1998], there were [6,433] officers and employees of Dime Bancorp and its Related Companies.

AWARDS UNDER THE AMENDED 1991 PLAN

     The Compensation Committee will continue to have the authority to grant the following types of awards under the amended 1991 Plan: (1) Options; (2) SARs;
(3) rights to purchase Restricted Stock; (4) Deferred Stock; (5) Plan Loans; and
(6) Tax Offset Payments.

     1. Stock Options. The amended 1991 Plan continues to provide for the grant of Options to purchase Common Stock intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code and Options that do not so qualify ("Non-Qualified Options"). Options may be granted for the purchase of such number of shares of Common Stock as the Compensation Committee determines and may be granted alone or in tandem with other awards under the 1991 Plan.

     An Option will be exercisable at such times, over such term and subject to such terms and conditions as the Compensation Committee determines. The exercise price for any Option will be determined by the Compensation Committee, provided that, with respect to persons subject to Section 16 of the Exchange Act, the exercise price will not be less than 50% of the fair market value of the number of shares of Common Stock covered by such Option as of the date of grant. (To date, no Option awards have been made at an exercise price of less than fair market value as of the date of grant.) Notwithstanding the foregoing, the exercise price of an ISO may not be less than 100% of the fair market value of the number of shares of Common Stock covered by such Option as of the date of grant, and an ISO may not be exercisable more than ten years after the date it is awarded nor be awarded more than ten years after the date the Proposed 1991 Plan Amendments were adopted. Payment of the exercise price of any Option may be made in such manner as the Compensation Committee may provide, including cash, delivery of shares of Common Stock already owned or subject to award under the 1991 Plan or any other manner determined by the Compensation Committee. The Compensation Committee may provide that all or a portion of the shares of Common Stock received upon exercise of an Option that are paid for using Restricted Stock or Deferred Stock awarded under the amended 1991 Plan will be restricted or deferred in accordance with the original terms of such Restricted Stock or Deferred Stock. The Compensation Committee may also permit the surrender of Options for cash.

     If an optionee's employment terminates by reason of death, disability, retirement or otherwise prior to the expiration of the stated term of the Option, the Option will thereafter remain exercisable for the period, if any, determined by the Compensation Committee. The Compensation Committee may provide that, notwithstanding the term of the Option fixed by the Compensation Committee, an Option that is outstanding on the date of an optionee's death will remain outstanding for an additional period after the date of such death. Options will not be transferable except by will or the laws of descent and distribution.

     2. SARs. SARs may continue to be granted alone or in tandem with Options or other awards under the amended 1991 Plan upon such terms and conditions as the Compensation Committee may determine. (To date, only tandem SARs have been granted.) Upon the exercise of SARs, Dime Bancorp will pay to the employee, in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount equal to the excess of the fair market value of one share of Common Stock on the exercise date over an amount determined by the Compensation Committee, multiplied by the number of SARs being exercised. In addition, the Compensation Committee may continue to grant limited SARs under the amended 1991 Plan that will be exercisable only within the 60-day period following the occurrence of certain specified changes in ownership or control of Dime Bancorp or certain of its subsidiaries. In awarding SARs or limited SARs, the Compensation Committee may provide that, in the event of certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries, SARs or limited SARs may be paid on the basis generally of the highest price paid for the Common Stock during the 90-day period ending on the day of such change in ownership or control.

     3. Restricted Stock. The amended 1991 Plan continues to provide for the sale of Common Stock that is subject to such restrictions as are determined by the Compensation Committee ("Restricted Stock"). However, as amended by the Proposed 1991 Plan Amendments, the 1991 Plan will also provide that the aggregate number of shares of Restricted Stock outstanding on the date of the Annual Meeting (but not thereafter forfeited or repurchased) or made available in the future under the 1991 Plan or under any other stock incentive plans maintained by Dime will not exceed 2% of the outstanding shares of Common Stock at the time the grant of the right to purchase Restricted Stock is made. Restricted Stock may be granted alone or in tandem with other awards under the 1991 Plan. The vesting of Restricted Stock may be conditioned upon the purchaser's completion of a specified period of service with Dime Bancorp or a Related Company, the attainment of specific performance goals or such other criteria as the Compensation Committee may determine. The restrictions and other provisions related to Restricted Stock may vary from participant to participant.

     In making a grant of the right to purchase Restricted Stock, the Compensation Committee will determine the purchase price, which may not be less than the par value of one share of Common Stock. During the restriction period (i.e., the period prior to the vesting of the Restricted Stock), the employee may not sell, transfer, pledge, assign or otherwise encumber the Restricted Stock, except as may be permitted by the Compensation Committee. Except as may otherwise be provided by the Compensation Committee, upon the termination of the employee's employment for any reason during the restriction period or if the conditions to vesting are not satisfied, all Restricted Stock that has not vested will be subject to forfeiture. Upon any forfeiture of Restricted Stock, as described in the immediately preceding sentence, Dime Bancorp will return to the participant an amount of cash equal to the lower of: (a) the purchase price paid by the employee to Dime Bancorp for the Restricted Stock so forfeited or
(b) the fair market value of such Restricted Stock on the date of forfeiture. During the restriction period, the employee will have the right to vote the Restricted Stock and to receive any cash dividends payable in respect thereof if so provided by the Compensation Committee. Stock dividends payable in respect of Restricted Stock or stock received with respect to Restricted Stock as a result of a stock split will be treated as additional shares of Restricted Stock and will be subject to the same terms and conditions as the Restricted Stock on which such stock dividends were paid or with respect to which such stock split occurs, if so provided by the Compensation Committee.

     4. Deferred Stock. Under the amended 1991 Plan, the Compensation Committee may continue to award shares of Common Stock subject to the satisfaction of certain conditions prior to the expiration of a specified period of time (the "Deferral Period") as may be determined by the Compensation Committee ("Deferred Stock"). Deferred Stock may continue to be granted alone or in tandem with other awards under the amended 1991 Plan. The Compensation Committee may condition the award of Deferred Stock, or the receipt of Common Stock or cash at the end of the Deferral Period, upon the attainment of specified performance goals or such other criteria as the Compensation Committee may determine. The provisions related to a grant of Deferred Stock may vary from participant to participant.

     The Compensation Committee may grant Deferred Stock without payment therefor. Upon satisfaction of the specified conditions prior to the expiration of the Deferral Period, the award will be paid in such number of shares of Common Stock as are covered by the award, cash equal to the fair market value of such stock or a combination thereof, as provided by the Compensation Committee. During the Deferral Period, the employee may not sell, transfer, pledge, assign or otherwise encumber the Deferred Stock, except as permitted by the Compensation Committee. In the event of an employee's termination of employment before the expiration of the Deferral Period, the employee's Deferred Stock may be forfeited, except as may otherwise be provided by the Compensation Committee. Deferred Stock will carry no voting rights until such time as Common Stock is actually issued in respect thereof.

     5. Plan Loans. The Compensation Committee may continue to provide that Dime Bancorp will make, or arrange for, a Plan Loan to an employee with respect to the exercise of any Option granted under the 1991 Plan, with respect to the payment of the purchase price of any Restricted Stock under the 1991 Plan, with respect to any taxes arising from an award under the 1991 Plan or any combination thereof. However, the maximum amount of any such Plan Loan may not be more than the amount of taxes arising from an award plus the excess, if any, of the purchase or exercise price of an award over the par value of any shares of Common Stock awarded. The Compensation Committee, in accordance with all applicable laws and regulations, will determine the amount and terms of any such Plan Loan.

     6. Tax Offset Payments. The Compensation Committee may continue to provide for a Tax Offset Payment by Dime to an eligible employee not in excess of the amount necessary to pay the federal, state, local and other taxes payable with respect to any award and the receipt of the Tax Offset Payment, assuming the employee is taxed at the maximum tax rate applicable to such income. The Tax Offset Payment may be paid in cash, Common Stock or a combination thereof, as determined by the Compensation Committee.

DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Compensation Committee will continue to have discretion to determine with respect to any award under the amended 1991 Plan (including Options) that an amount equal to any dividend declared on the Common Stock (a) will be paid to the employee currently, (b) will be deferred and deemed to be reinvested, (c) will otherwise be credited to the employee, or (d) will not be paid or credited to the employee.

CHANGE IN CONTROL PROVISIONS

     Upon the occurrence of certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries, unless otherwise determined by the Compensation Committee at the time of grant or by amendment (with the holder's consent) of such grant, generally (a) all outstanding Options and SARs which are not then exercisable will become fully exercisable and vested and (b) the restrictions and deferral limitations applicable to outstanding Restricted Stock and Deferred Stock will lapse and such shares and awards will be deemed fully vested.

DEFERRAL OF AWARDS

     Under the amended 1991 Plan, the Compensation Committee, upon such terms as it shall determine, may continue to permit an employee to elect to defer receipt of an award for a specified period or until a specified event.

WITHHOLDING

     Under the amended 1991 Plan, each employee who has received an award will continue to be required to pay Dime (or otherwise make arrangements satisfactory to the Compensation Committee for the payment of) any federal, state, local or other taxes of any kind required by law to be withheld with respect to any such award. Dime Bancorp or, as applicable, any Related Company has the right to deduct any such taxes from any payment of any kind otherwise due to the employee. Further, to the extent permitted by the Compensation Committee, an employee may irrevocably elect to have his or her tax withholding liability satisfied (i) by transferring already-owned shares of Common Stock to Dime Bancorp, (ii) by having Dime Bancorp withhold shares of Common Stock otherwise deliverable to the employee with respect to any award under the 1991 Plan, or
(iii) a combination of (i) and (ii) above.

AMENDMENT OR DISCONTINUANCE

     The amended 1991 Plan will continue to provide that it may be discontinued or from time to time amended by the Board of Directors or the Compensation Committee, except that no amendment or discontinuation may adversely affect any outstanding award without the holder's written consent. Amendments may be made without Stockholder approval, except as required to satisfy certain regulations under Section 16 of the Exchange Act or other regulatory requirements.

ADJUSTMENTS

     Pursuant to the terms of the amended 1991 Plan, in the case of a merger, reorganization, recapitalization, stock dividend, stock split, spin off, distribution of assets or other change in Dime Bancorp's corporate structure affecting Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the 1991 Plan, (ii) the aggregate number of shares of Common Stock available for distribution to any individual employee with respect to Options awarded under the 1991 Plan, (iii) the aggregate number of shares of

Common Stock that relate to SARs that may be granted to any individual employee under the 1991 Plan, (iv) the identity of the securities to be issued, (v) the number of shares of Common Stock subject to awards then outstanding under the 1991 Plan and, where applicable, (vi) the amount to be paid by the participant, Dime Bancorp or any Related Company, as the case may be, with respect to outstanding awards under the 1991 Plan.

DURATION

     The amended 1991 Plan will provide that no awards may be made thereunder after [March 27, 2008.]

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of awards made under the 1991 Plan based upon the laws in effect on the date hereof.

     1. ISOs. No federal taxable income should be recognized by the optionee upon the grant or exercise of an ISO. If no disqualifying disposition of the shares of Common Stock acquired upon exercise of an ISO is made within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the exercise price of the Option will be taxed as a long-term capital gain and (b) no deduction will be allowed to Dime for federal income tax purposes. The exercise of an ISO may result in an alternative minimum tax liability.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price of the Option and (b) Dime will be entitled to deduct any such recognized amount. Any further gain recognized by the participant will be taxed as short-term or long-term capital gain, as the case may be, and will not result in any deduction by Dime.

     2. Non-Qualified Options. Except as noted below, with respect to Non-Qualified Options: (a) no federal taxable income should be recognized by the optionee at the time the Option is granted; (b) generally upon exercise of the Option, the participant recognizes ordinary income in an amount equal to the difference between the exercise price of the Option and the fair market value of the shares on the date of exercise and Dime will be entitled to a tax deduction in the same amount; and (c) at disposition, generally any appreciation (or depreciation) after the date of exercise is treated by the participant either as long-term or short-term capital gain (or loss), depending upon the length of time that the participant has held the shares. Dime's tax deduction upon the exercise of a Non-Qualified Option by certain executive officers may be subject to the limitations of Section 162(m) of the Code if the Non-Qualified Option was granted with an exercise price less than the fair market value of the Common Stock on the date of grant.

     3. SARs. No federal taxable income will be recognized by a participant in connection with the grant of an SAR. Except as noted below, when the SAR is exercised, the participant will generally be required to recognize as ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares of Common Stock received. At the time that the participant recognizes ordinary income as a result of the exercise of an SAR, Dime will be entitled to a deduction in the amount included in the participant's income. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation will be treated in the same manner discussed above under "Non-Qualified Options."

     4. Restricted Stock. A participant receiving Restricted Stock generally will recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the Restricted Stock. However, a participant may elect, under Section 83(b) of the Code, to recognize ordinary income on the date of grant equal to the excess of the fair market value of the shares as of such date (determined without regard to the restrictions) over their purchase price. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain generally begins when the restriction period expires, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b) of the Code, the holding period will generally commence immediately following the purchase of the Restricted Stock and the tax basis generally will be equal to the fair market value of the shares on the date of purchase (determined without regard to restrictions). Dime generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. Deferred Stock. A participant receiving Deferred Stock generally will recognize ordinary income equal to the fair market value of the Deferred Stock on the date that the Deferred Stock is distributed to the participant, and the capital gain holding period for such stock will also commence on that date. Dime generally will be entitled to a deduction in the same amount as the amount of ordinary income recognized by the participant in the year that such income is taxable.

     6. Special Rules Applicable to Corporate Insiders. Generally, except where an election under Section 83(b) of the Code is made or in the case of ISOs, an individual subject to Section 16(b) of the Exchange Act or to restrictions relating to "pooling of interests" accounting who receives Common Stock in connection with an award may not become subject to tax at the times discussed above, but may have the amount of income calculated (and recognized) based on the fair market value of the Common Stock at a later date.

     7. Dividends and Dividend Equivalents. Dividends paid on Restricted Stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by Dime. If, however, the participant makes an election under Section 83(b) of the Code, the dividends will be taxable as ordinary income to the participant but will not be deductible by Dime. If dividend equivalents are credited with respect to Deferred Stock awards, the participant generally will recognize ordinary income when the dividend equivalents are paid and Dime will be entitled to a deduction at that time.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIME BANCORP, INC. 1991 STOCK INCENTIVE PLAN AS SET FORTH IN PROPOSAL 2. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING IS REQUIRED TO APPROVE PROPOSAL 2.

                                  PROPOSAL 3:

                      AMENDMENTS TO THE DIME BANCORP, INC.
                1997 STOCK INCENTIVE PLAN FOR OUTSIDE DIRECTORS

     Subject to the approval of Stockholders at the Annual Meeting, the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors (the "1997 Outside Director Plan") has been amended in order to (a) eliminate automatic initial and annual grants of Non-Qualified Options and rights to purchase Restricted Stock to Outside Directors (as defined below), (b) provide, instead of such automatic grants, for discretionary grants of Non-Qualified Options, SARs, rights to purchase Restricted Stock, and Deferred Stock to Outside Directors, (c) modify the purchase price for shares of Restricted Stock, and (d) limit the number of shares of Restricted Stock that may be issued under the amended 1997 Outside Director Plan (the "Proposed 1997 Plan Amendments"). The Proposed 1997 Plan Amendments are described more fully below. The remaining provisions of the 1997 Outside Director Plan, which are summarized below, continue in effect.

PURPOSE OF THE PLAN

     The 1997 Outside Director Plan is intended to attract and retain Outside Directors, to enable such directors to participate in the long-term success and growth of Dime Bancorp and to help align the financial interests of Outside Directors with those of Stockholders. As discussed more fully below, if the Proposed 1997 Plan Amendments are approved, awards under the amended 1997 Outside Director Plan may be in the form of Non-Qualified Options, SARs, rights to purchase Restricted Stock, and Deferred Stock, all of which may be made at the discretion of the Board. An Outside Director may be granted one or more types of awards, which may be independent or granted in tandem. If two awards are granted in tandem, the recipient may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SHARES

     The amended 1997 Outside Director Plan will continue to have a maximum number of shares of Common Stock reserved and available for issuance equal to 350,000 shares, or less than 1% of the outstanding Common Stock as of [January 31, 1998]. Shares of Common Stock awarded under the amended 1997 Outside Director Plan will continue to consist, in whole or in part, of authorized and unissued shares or treasury shares. If a Non-Qualified Option awarded under the 1997 Outside Director Plan is surrendered or canceled, or expires or terminates prior to exercise, or an award other than an Option is surrendered, canceled or terminated without the recipient having received payment of the award in shares of Common Stock, or if shares of Restricted Stock are repurchased by Dime Bancorp at less than fair market value or forfeited, the shares of Common Stock subject to such Non-Qualified Option or other award or, as appropriate, the Restricted Stock will again become available for issuance under the amended 1997 Outside Director Plan. The exercise of an SAR for cash or the payment to any Outside Director of any other award in cash will not count against the number of shares of Common Stock reserved and available for issuance under the amended 1997 Outside Director Plan.

LIMITATION ON RESTRICTED STOCK

     The Proposed 1997 Plan Amendments will establish a limit on the aggregate number of shares of Restricted Stock that may be purchased under the amended 1997 Outside Director Plan and any other stock incentive plan maintained by Dime Bancorp. This limitation will provide that the aggregate number of shares of Restricted Stock outstanding on the date of the Annual Meeting (but not thereafter forfeited or repurchased) or made available in the future for purchase under the amended 1997 Outside Director Plan or under any other stock incentive plans maintained by Dime will not exceed 2% of the outstanding shares of Common Stock of Dime at the time the grant of the right to purchase the Restricted Stock is made.

ADMINISTRATION

     The amended 1997 Outside Director Plan will continue to be administered by the Board of Directors. The Board of Directors will retain the authority to adopt, amend, and rescind administrative rules regarding the amended 1997 Outside Director Plan and to construe and interpret the amended 1997 Outside Director Plan, as well as the administrative rules regarding, and the grant letters evidencing awards under, such plan. In general, the Board of Directors may from time to time delegate to one or more officers, or to a committee or subcommittee of Dime or the Board, any of the Board's authority granted in connection with the amended 1997 Outside Director Plan.

PARTICIPATION

     Awards under the amended 1997 Outside Director Plan may continue to be made to members of the Board of Directors or members of the board of directors of any Eligible Subsidiary (as defined below), provided such board member is not an employee of Dime Bancorp or any entity in which Dime Bancorp owns, directly or indirectly, at least a 20% beneficial ownership interest (each such person, an "Outside Director"). For purposes of the amended 1997 Outside Director Plan, an "Eligible Subsidiary" will continue to mean any corporation, partnership, joint venture or other entity in which Dime Bancorp has, directly or indirectly, a greater than 50% beneficial ownership interest. As of [January 31, 1998], there are 15 Outside Directors of Dime Bancorp eligible to participate in the amended 1997 Outside Director Plan. As of [January 31, 1998], the Board of Directors has not made any awards under the 1997 Outside Director Plan to any Outside Director of an Eligible Subsidiary.

AWARDS UNDER THE 1997 OUTSIDE DIRECTOR PLAN

  Prior Stock-Based Awards

     Prior to the adoption of the Proposed 1997 Plan Amendments, awards to Outside Directors under the 1997 Outside Director Plan consisted of grants of Non-Qualified Options to purchase 3,000 shares of Common Stock and the right to purchase 1,000 shares of Restricted Stock to each individual who first became an Outside Director of Dime Bancorp on or after January 1, 1997 and an automatic annual award to each Outside Director of Dime Bancorp of a Non-Qualified Option to purchase 1,500 shares of Common Stock to be made one month following each annual meeting of Stockholders during the term of the 1997 Outside Director Plan (with similar rights by the Board to make such grants to Outside Directors of Eligible Subsidiaries).

     The Non-Qualified Options (with an exercise price equal to the closing price of the Common Stock on the date of grant) generally vest, as long as service continues, pro-rata over three years, with full vesting on death, disability or termination of service after the later of age 65 or the completion of five years of service as an Outside Director, and full vesting on certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries. The Non-Qualified Options have 11 year terms, and limits apply on the period after termination of service during which Non-Qualified Options can be exercised. Restricted Stock previously granted had a $1.00 per share purchase price, and their restrictions lapse (as long as service continues) over five years, with similar lapse of restrictions on death, disability or termination of service after the later of age 65 or the completion of five years of service as an Outside Director or upon certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries.

  Future Stock-Based Awards

     As a result of certain changes to the federal securities laws and regulations, discretionary stock-based awards may be made to Outside Directors without causing such stock-based awards to fail to comply with the rules promulgated under Section 16(b) of the Exchange Act. After review and deliberation, the Board of Directors determined that it was desirable to have greater flexibility in making future stock-based awards to Outside Directors in order to further align the interests of the Board with those of the Stockholders and in light of changes in Dime's compensation philosophy and thus determined to amend the 1997 Outside Director Plan to eliminate automatic grants and instead to permit the Board of Directors, in its sole discretion, to grant stock-based awards to Outside Directors from time to time. Thus, following the adoption of the Proposed 1997 Plan Amendments, and subject to the approval of Stockholders, all formula-based stock awards will cease and awards under the amended 1997 Outside Director Plan may consist of discretionary grants of one or more of the following: (1) Non-Qualified Options, (2) SARs, (3) rights to purchase Restricted Stock, and/or (4) Deferred Stock, as described below.

     1. Stock Options. Non-Qualified Options may be granted for the purchase of such number of shares of Common Stock as the Board of Directors may determine and may be granted alone or in tandem with other awards under the amended 1997 Outside Director Plan.

     A Non-Qualified Option will be exercisable at such times, over such term and subject to such terms and conditions as the Board of Directors determines. The exercise price for any Non-Qualified Option will be determined by the Board of Directors. Payment of the exercise price of any Non-Qualified Option may be made in such manner as the Board of Directors may provide, including cash, delivery of shares of Common Stock already owned or subject to award under the amended 1997 Outside Director Plan or any other manner determined by the Board of Directors. The Board of Directors may provide that all or a portion of the shares of Common Stock received upon exercise of a Non-Qualified Option that are paid for using Restricted Stock or Deferred Stock awarded under the amended 1997 Outside Director Plan will be restricted or deferred in accordance with the original terms of such Restricted Stock or Deferred Stock. The Board may also permit the surrender of Non-Qualified Options for cash.

     If an Outside Director's service terminates by reason of death, disability, retirement or otherwise prior to the expiration of the stated term of the Non-Qualified Option, the Non-Qualified Option will thereafter remain exercisable for the period, if any, determined by the Board of Directors. The Board of Directors may provide that, notwithstanding the term of the Option fixed by the Board of Directors, a Non-Qualified Option that is outstanding on the date of an optionee's death will remain outstanding for an additional period after the date of such death.

     2. SARs. SARs may be granted alone or in tandem with Non-Qualified Options or other awards under the amended 1997 Outside Director Plan upon such terms and conditions as the Board of Directors may determine. Upon the exercise of SARs, Dime Bancorp will pay to the Outside Director, in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Board of Directors), an amount equal to the excess of the fair market value of one share of Common Stock on the exercise date over an amount determined by the Board of Directors, multiplied by the number of SARs being exercised. In addition to the foregoing SARs, the Board of Directors may grant limited SARs that will be exercisable only within the 60-day period following the occurrence of certain specified changes in ownership or control of Dime Bancorp or certain of its subsidiaries. In awarding SARs or limited SARs, the Board may provide that, in the event of certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries, SARs or limited SARs may be paid on the basis generally of the highest price paid for the Common Stock during the 90-day period ending on the day of such change in ownership or control.

     3. Restricted Stock. The amended 1997 Outside Director Plan provides for the sale of Restricted Stock. Rights to purchase Restricted Stock may be granted alone or in tandem with other awards under the amended 1997 Outside Director Plan. However, as described above, if the Proposed 1997 Plan Amendments are approved, the amended 1997 Outside Director Plan will provide that the aggregate number of shares of Restricted Stock outstanding on the date of the Annual Meeting (but not thereafter forfeited or repurchased) or made available in the future for purchase under the amended 1997 Outside Director Plan or under any other stock incentive plans maintained by Dime will not exceed 2% of the outstanding shares of Common Stock at the time the grant of the right to purchase the Restricted Stock is made. The vesting of Restricted Stock may be conditioned upon the purchaser's completion of a specified period of service as an Outside Director, the attainment of specific performance goals or such other criteria as the Board of Directors may determine. The restrictions and other provisions related to Restricted Stock may vary from participant to participant.

     The Proposed 1997 Plan Amendments provide that, in making a grant of the right to purchase Restricted Stock, the Board of Directors will determine the purchase price, which may not be less than the par value of one share of Common Stock. During the restriction period (i.e., the period prior to the vesting of the Restricted Stock), the Outside Director may not sell, transfer, pledge, assign or otherwise encumber the Restricted Stock, except as may be permitted by the Board of Directors. Except as may otherwise be provided by the Board of Directors, upon the termination of the Outside Director's service for any reason during the restriction period or if the conditions to vesting are not satisfied, all Restricted Stock that has not vested will be subject to forfeiture. Upon any such forfeiture of Restricted Stock, Dime Bancorp will return to the Outside Director an amount of cash equal to the lesser of: (a) the purchase price paid by the Outside Director to Dime Bancorp for the Restricted Stock so forfeited or
(b) the fair market value of such Restricted Stock on the date of forfeiture. During the restriction period, the Outside Director will have the right to vote the Restricted Stock and to receive any cash dividends payable in respect thereof if so provided by the Board of Directors. Stock dividends payable in respect of Restricted Stock or stock received with respect to Restricted Stock as a result of a stock split will be treated as additional shares of Restricted Stock and will be subject to the same terms and conditions as the Restricted Stock on which such stock dividends were paid or with respect to which such stock split occurred, if so provided by the Board of Directors.

     4. Deferred Stock. Deferred Stock may be granted alone or in tandem with other awards under the amended 1997 Outside Director Plan. The Board of Directors may condition the award of Deferred Stock, or the receipt of Common Stock or cash at the end of the Deferral Period, upon the attainment of specified performance goals or such other criteria as the Board of Directors may determine. The provisions related to a grant of Deferred Stock may vary from participant to participant.

     The Board of Directors may grant Deferred Stock without payment therefor. Upon satisfaction of the specified conditions prior to the expiration of the Deferral Period, the award will be paid in such number of shares of Common Stock as are covered by the award, cash equal to the fair market value of such stock or a combination thereof, as provided by the Board of Directors. During the Deferral Period, the Outside Director may not sell, transfer, pledge, assign or otherwise encumber the Deferred Stock, except as permitted by the Board of Directors. In the event of an Outside Director's termination of service before the expiration of the Deferral Period, the Outside Director's Deferred Stock may be forfeited, except as may otherwise be provided by the Board of Directors. Deferred Stock will carry no voting rights until such time as Common Stock is actually issued in respect thereof.

DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Board of Directors will have discretion to determine with respect to any award under the amended 1997 Outside Director Plan (including Non-Qualified Options) that an amount equal to any dividend declared on the Common Stock (a) will be paid to the Outside Director currently, (b) will be deferred and deemed to be reinvested, (c) will otherwise be credited to the Outside Director, or (d) will not be paid or credited to the Outside Director.

CHANGE IN CONTROL PROVISIONS

     Upon the occurrence of certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries, unless otherwise determined by the Compensation Committee at the time of grant or by amendment (with the holder's consent) of such grant, generally (a) all outstanding Non-Qualified Options and SARs which are not then exercisable will become fully exercisable and vested and
(b) the restrictions and deferral limitations applicable to outstanding Restricted Stock and Deferred Stock will lapse and such shares and awards will be deemed fully vested.

DEFERRAL OF AWARDS

     Under the amended 1997 Outside Director Plan, the Board of Directors, upon such terms as it may determine, may permit an Outside Director to elect to defer receipt of an award for a specified period or until a specified event.

NONTRANSFERABILITY

     Generally, Non-Qualified Options awarded under the 1997 Outside Director Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during the Outside Director's lifetime only by the Outside Director or by the Outside Director's guardian or legal representative. Subject to such administrative conditions as the Board of Directors may prescribe, however, an Outside Director may transfer, without consideration, all or any portion of the Non-Qualified Options granted to the Outside Director under the 1997 Outside Director Plan to certain members of his or her immediate family or to certain entities maintained for the benefit of the Outside Director and/or such immediate family members. Upon any transfer of a Non-Qualified Option, the transferee with respect to such option will be subject to the provisions of the amended 1997 Outside Director Plan that otherwise would apply to such option if it was still held by the Outside Director.

ADJUSTMENTS

     In the event of any merger, reorganization, consolidation, sale of all or substantially all of the assets, recapitalization, stock dividend, stock split, spin off, or other change in corporate structure affecting the Common Stock, appropriate adjustments will be made in the aggregate number of shares of Common Stock reserved for issuance under the amended 1997 Outside Director Plan, the identity of the securities to be issued under the amended 1997 Outside Director Plan, the number of shares of Common Stock subject to awards then outstanding under the amended 1997 Outside Director Plan, and where applicable, the amount to be paid by the Outside Director, a permitted transferee of a Non-Qualified Option, Dime Bancorp or any Eligible

Subsidiary, as the case may be, with respect to outstanding awards under the amended 1997 Outside Director Plan.

DURATION OF THE AMENDED 1997 OUTSIDE DIRECTOR PLAN

     No Non-Qualified Options, SARs or Deferred Stock may be granted or Restricted Stock sold under the amended 1997 Outside Director Plan following April 30, 2008.

AMENDMENT AND TERMINATION OF THE AMENDED 1997 OUTSIDE DIRECTOR PLAN

     The Board of Directors may, at any time, alter, amend, suspend, or terminate the amended 1997 Outside Director Plan, except that no such action may alter or impair the rights or obligations under any outstanding award without the holder's consent. Moreover, no alteration, amendment, suspension, or termination of the amended 1997 Outside Director Plan will require the approval of Stockholders unless required by applicable law or the rules or regulations of a relevant securities exchange or regulatory agency.

FEDERAL INCOME TAX CONSEQUENCES

     For information regarding the Federal income tax consequences of awards under the amended 1997 Outside Director Plan, see "Federal Income Tax Consequences" in Proposal 2 above.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIME BANCORP, INC. 1997 STOCK INCENTIVE PLAN FOR OUTSIDE DIRECTORS AS SET FORTH IN PROPOSAL 3. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING IS REQUIRED TO APPROVE PROPOSAL 3.

                                  PROPOSAL 4:

                               DIME BANCORP, INC.
                         SENIOR OFFICER INCENTIVE PLAN

     The Board of Directors has adopted the Dime Bancorp, Inc. Senior Officer Incentive Plan (the "Senior Officer Incentive Plan"), subject to the approval of Stockholders at the Annual Meeting. The Senior Officer Incentive Plan is intended to retain and motivate key senior executives of Dime Bancorp and its subsidiaries by providing them with the opportunity to earn certain bonus awards that are based on the attainment of specific performance goals for a given Performance Period (as defined below). In addition, the Senior Officer Incentive Plan has been designed to provide that the awards payable thereunder are intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

     Under Section 162(m) of the Code, publicly-held companies are not permitted to deduct for tax purposes annual compensation paid to certain executive officers in excess of $1 million, unless the compensation paid in excess of the $1 million limit is based on the achievement of objective performance goals and the arrangement under which such compensation is paid is approved by stockholders. It is possible that the total compensation payable to one or more of the officers covered by this plan will exceed the $1 million limit. Thus, in order to ensure the full deductibility by Dime of the compensation payable to such officers, the Board of Directors has adopted, and is recommending that Stockholders approve, the Senior Officer Incentive Plan.

ADMINISTRATION

     The Senior Officer Incentive Plan will be administered by the Compensation Committee or by another committee of the Board of Directors (herein, the "Committee"), provided in either case that the applicable committee shall consist solely of two or more "outside directors" (within the meaning of Code
Section 162(m) and related treasury regulations). The Committee is authorized, among other things, to designate the officers who are eligible to participate in the Senior Officer Incentive Plan, to determine the applicable performance goals and target award opportunities, to certify whether the performance goals have been satisfied, and to determine the bonus amount to be paid. In addition, the Committee may adopt such rules as it may deem appropriate, in its sole discretion, regarding the impact of a covered officer's death, disability, retirement, voluntary termination of employment, or termination of employment by Dime Bancorp (or any of its subsidiaries) with or without cause, or certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries on such officer's bonus award rights under the Senior Officer Incentive Plan, provided that, other than in the case of an officer's death or disability or a change in ownership or control of Dime Bancorp or certain of its subsidiaries, no bonus award will be payable following any such event prior to the time the Committee certifies that the performance goals for the Performance Period in which such termination of employment occurs have been met.

PLAN PARTICIPATION AND ELIGIBILITY

     For any given Performance Period, the Committee, in its sole discretion, will, within the Applicable Period (as defined below), designate those officers of Dime Bancorp or any of its subsidiaries who will be eligible to participate in the Senior Officer Incentive Plan for the particular Performance Period (a "Participating Officer"). Currently there are [14] persons who hold the position of executive vice president or higher and who it is contemplated may become Participating Officers in the Senior Officer Incentive Plan. If an officer is designated to participate in the Senior Officer Incentive Plan for a Performance Period, such Participating Officer will not be eligible to participate in any other annual cash bonus incentive plan maintained by Dime Bancorp (or any of its subsidiaries) for that Performance Period to the extent that the participation in such other incentive plan would otherwise cause the compensation payable under the Senior Officer Incentive Plan to fail to constitute "qualified performance-based compensation" under Code Section 162(m). For purposes of the Senior Officer Incentive Plan, "Performance Period" means any period commencing on or after January 1, 1998 for which performance goals are established under the Senior Officer Incentive Plan and during which performance will be measured to determine whether such goals have been met for the purpose of determining whether a Participating Officer is entitled to payment of a bonus under the Senior Officer Incentive Plan. Further, for purposes of the Senior Officer Incentive Plan, "Applicable Period" means, with respect to any Performance Period, a period beginning on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the day immediately preceding the date on which 25% of the Performance Period has elapsed.

PERFORMANCE GOALS

     For each Performance Period, the Committee will, within the Applicable Period, set one or more performance goals for the Participating Officers in the Senior Officer Incentive Plan. Under the Senior Officer Incentive Plan, the performance goals can be based upon one or more of the following: (i) earnings per share ("EPS"), (ii) return on equity ("ROE"), and (iii) return on assets. The performance goals chosen by the Committee for a Performance Period may be stated in the alternative, such as the achievement of either a specified level of EPS or ROE, or in combination, such as the achievement of a specified level of both EPS and ROE. When the Committee sets the performance goals for a Performance Period, it may, in accordance with applicable requirements under Code Section 162(m), provide that the calculation of such performance goals will be subject to appropriate adjustment to reflect extraordinary corporate events, including, but not limited to, acquisitions or divestitures involving Dime Bancorp or its subsidiaries, or changes in accounting rules or procedures that occur after the end of the Applicable Period for the relevant Performance Period.

BONUS AWARD OPPORTUNITIES AND PAYMENTS

     The Committee will establish individual maximum and target award opportunities for each Participating Officer on or about the time that it sets the performance goals. Under the Senior Officer Incentive Plan, the maximum bonus payable to any Participating Officer with respect to any twelve-month period will be $1,500,000. Even if the Committee certifies that the relevant performance goals for a Performance Period have been satisfied, the Committee may, in its discretion, nonetheless determine to reduce or eliminate the bonus amount otherwise payable to any Participating Officer under the Senior Officer Incentive Plan for the Performance Period. Once the final bonus amount is determined by the Committee, the bonus payable to each

Participating Officer will be paid in cash as soon as practicable thereafter by Dime Bancorp or one of its subsidiaries, provided that Dime Savings will be jointly and severally liable for the payment of any such bonus award.

     In addition, in the event of certain changes in ownership or control of Dime Bancorp or certain of its subsidiaries, the bonus amount payable to a Participating Officer with respect to the Performance Period in which the change in ownership or control occurs will in no event be less than a pro-rated portion of the Participating Officer's individual target bonus award for that Performance Period (as established by the Committee, provided that any such individual target bonus award may not be reduced in contemplation of, or on or after the occurrence of, the change in ownership or control of Dime Bancorp or certain of its subsidiaries). Any such minimum bonus payment will be paid whether or not the performance goals have been met for the Performance Period in which the change in ownership or control occurs.

     If the Committee provides for the payment of a bonus amount upon a Participating Officer's death or disability, the bonus amount with respect to such Participating Officer (i) will be paid in cash following the Participating Officer's death or disability, or (ii) where the Committee has conditioned the payment of such bonus amount upon the attainment of the performance goals for the Performance Period in which the Participating Officer's death or disability occurs, the bonus payment will be in cash after the Committee has determined that the performance goals for the Performance Period in which the Participating Officer's death or disability occurs have been met, and, in the case of (i) or
(ii) (whichever may apply), after the Committee has determined the final bonus amount payable with respect to the Participating Officer (reflecting, as applicable, the Committee's exercise of its discretion to reduce or eliminate any such bonus amount). In the event any bonus awards under the Senior Officer Incentive Plan are paid upon a Participating Officer's death or disability or upon a change in ownership or control of Dime Bancorp or certain of its subsidiaries prior to or otherwise without regard to the attainment of the performance goals for the Performance Period in which any such event occurs, the bonus amounts so paid would not constitute "qualified performance-based compensation" under Code Section 162(m), and thus may not, in whole or in part, be deductible by Dime Bancorp or its subsidiaries.

GENERAL PROVISIONS

     1. Plan Amendment or Termination. The Board of Directors or the Compensation Committee may amend or terminate the Senior Officer Incentive Plan at any time, provided that no amendment or termination may adversely affect the bonus rights of any officer who has been designated to participate for a Performance Period once the participation designations and performance goals for such Performance Period have been set, unless any such amendment is necessary to comply with the applicable requirements of Code Section 162(m) and the treasury regulations thereunder.

     2. Tax Withholding. Dime Bancorp and its subsidiaries will have the right to make appropriate provisions to satisfy any tax withholding requirements applicable to bonus amounts payable under the Senior Officer Incentive Plan.

     3. Nontransferability of Senior Officer Incentive Plan Rights. Except as may be required by law, a Participating Officer's rights under the Senior Officer Incentive Plan may not be assigned or transferred in whole or in part in any manner, and no such rights will be subject to any obligation or liability of the Participating Officer other than any obligation or liability owed by the Participating Officer to Dime Bancorp or any of its subsidiaries.

EFFECTIVE DATE

     Subject to the approval of the Senior Officer Incentive Plan by Stockholders, the Senior Officer Incentive Plan will be effective for the Performance Period commencing on January 1, 1998. If approved by Stockholders at the Annual Meeting, the Senior Officer Incentive Plan will remain effective through the end of Dime Bancorp's taxable year ending on December 31, 2002, unless the Senior Officer Incentive Plan is terminated by the Board Directors or the Compensation Committee as of any earlier date.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED DIME BANCORP, INC. SENIOR OFFICER INCENTIVE PLAN AS SET FORTH IN PROPOSAL 4. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING IS REQUIRED TO APPROVE PROPOSAL 4.

                                  PROPOSAL 5:

                    AN AMENDMENT TO THE AMENDED AND RESTATED
                  CERTIFICATE OF INCORPORATION OF DIME BANCORP
                           INCREASING THE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK

     Section A of Article IV of the Dime Certificate ("Section A") currently provides that the total number of shares of all classes of stock that Dime Bancorp has authority to issue is 240 million shares, consisting of 200 million shares of Common Stock and 40 million shares, par value $.01 per share, of preferred stock.

     Stockholders are being asked to vote on a proposal to amend and restate Section A to increase the number of authorized shares of Common Stock from 200 million to 350 million. A copy of the amendment to and restatement of Section A is attached hereto as Exhibit A.

     The Board of Directors considers it prudent and in the best interests of Dime Bancorp and Stockholders that a substantial number of shares of Common Stock be authorized by the Dime Certificate and be available for issuance in connection with any proper corporate purpose, including financing acquisitions or other transactions, the raising of additional capital for use in Dime Bancorp's business, the payment of stock dividends, stock splits, spin offs and other distributions in shares of Common Stock, and in connection with stock incentive programs. While Dime Bancorp currently has no arrangements, understandings or commitments with respect to the issuance of additional shares of Common Stock, the Board considers it advisable to have the authority to issue such shares in order to enable Dime, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities, without the delay and expense involved in holding a special meeting of Stockholders for such purpose.

     The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of existing Stockholders. Depending on the circumstances, however, any issuance of additional shares of Common Stock may dilute the present equity ownership of current Stockholders. If the proposed amendment to Section A is approved, the Board will have the authority to issue all, or any part of, the additional authorized shares to such persons and for such consideration as it may determine without further action by Stockholders, except as otherwise may be required by law, the Dime Certificate or the rules of the New York Stock Exchange. Although the proposed amendment to Section A is not intended to be an anti-takeover measure, Stockholders should be advised that the additional authorized shares of Common Stock could be used to make an attempt to gain control of Dime more difficult or time consuming.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE DIME CERTIFICATE AS SET FORTH IN PROPOSAL 5. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON THE RECORD DATE IS REQUIRED TO APPROVE PROPOSAL 5.

                                  PROPOSAL 6:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP, certified public accountants, audited Dime's consolidated financial statements for the fiscal year ended December 31, 1997, for which it was paid $638,950. The Board of Directors has appointed KPMG Peat Marwick LLP to continue to audit Dime's consolidated financial statements for the fiscal year ending December 31, 1998 and recommends that Stockholders vote FOR ratification of such appointment.

     It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions from Stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.

                   1999 ANNUAL MEETING STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in Dime Bancorp's proxy statement for the annual meeting of Stockholders to be held in 1999, all Stockholder proposals must be submitted to the Secretary of Dime Bancorp at its offices at 589 Fifth Avenue, New York, New York 10017, on or before [December 1, 1998]. Under Dime Bancorp's By-laws, Stockholder nominations for director and Stockholder proposals not included in Dime Bancorp's 1999 proxy statement, in order to be considered for possible action by Stockholders at the 1999 annual meeting of Stockholders, must be submitted to the Secretary of Dime Bancorp, at the address set forth above, not less than 60 nor more than 90 days in advance of [March 31], 1999. In addition, Stockholder nominations and Stockholder proposals must meet other applicable criteria set forth in the By-laws of Dime Bancorp in order to be considered at Dime Bancorp's 1999 annual meeting of Stockholders.

     The Board of Directors will review any Stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for consideration at the 1999 annual meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be brought before the Annual Meeting. If any other matters, not now known, properly come before the meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters. Under the By-laws of Dime Bancorp, no new business or proposals submitted by Stockholders shall be acted upon at the Annual Meeting unless such business or proposal was stated in writing and filed with the Secretary of Dime Bancorp not earlier than January 2, 1998 and not later than February 1, 1998. No new business or proposals were submitted within this time period.

                           SOLICITATION AND EXPENSES

     All costs in connection with the solicitation of the enclosed proxy will be paid by Dime. Dime has retained Georgeson & Company Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,000, plus reimbursement of expenses.

     In addition to the solicitation of proxies by mail, proxies may be solicited by directors and officers of Dime, by personal interview, telephone, telecopy, mail and E-mail. Brokerage houses, banks and other fiduciaries will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses.

                                          DIME BANCORP, INC.

                                          Gene C. Brooks
                                          Secretary

Dated: [March 31], 1998

                                                                       EXHIBIT A

     "A. Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 390 million, consisting of 350 million shares of common stock, par value $.01 per share, and 40 million shares of preferred stock, par value $.01 per share."

PRELIMINARY FORM OF REVOCABLE PROXY
                               DIME BANCORP, INC.

                    Proxy Solicited by the Board of Directors
                   for the 1998 Annual Meeting of Stockholders

         The undersigned hereby appoints Lawrence J. Toal, James E. Kelly and Gene C. Brooks as proxies, severally, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of Dime Bancorp, Inc. held of record by the undersigned on March 6, 1998 as directed and, in their discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on April 30, 1998 and any adjournments.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR NAMED BELOW AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, PROPOSAL 5 AND PROPOSAL 6 LISTED ON THE REVERSE SIDE.

         Your vote for or against the election of the entire slate of nominees for director may be indicated on the reverse side. The nominees are:

              Frederick C. Chen, James M. Large, Jr., John Morning,
       Dr. Paul A. Qualben, Eugene G. Schulz, Jr. and Dr. Norman R. Smith

                   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THEIR NAME(S) ON THE LINE PROVIDED ON THE REVERSE SIDE.

                         IMPORTANT: PLEASE SEE REVERSE SIDE

                                                                               2
[ ] Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

                                                        FOR      WITHHELD

1.     Election of Directors.                           [ ]          [ ]
      (vote regarding entire slate)


-------------------------------------------
To withhold authority to vote for any individual nominee(s), write their name(s) above.

                                                     FOR     AGAINST     ABSTAIN

2.     Approval of amendments to the Dime            [ ]       [ ]         [ ]
       Bancorp, Inc. 1991 Stock Incentive Plan

3.     Approval of amendments to the Dime            [ ]       [ ]         [ ]
       Bancorp, Inc. 1997 Stock Incentive Plan
       for Outside Directors

4.     Approval of the Dime Bancorp, Inc.            [ ]       [ ]         [ ]
       Senior Officer Incentive Plan

5.     Approval of amendment to the Amended          [ ]       [ ]         [ ]
       and Restated Certificate of Incorporation

6.     Ratification of Independent Public            [ ]       [ ]         [ ]
       Accountants

MULTIPLE COPIES OF STOCKHOLDER REPORTS ARE BEING RECEIVED AT THIS ADDRESS. [ ] MARK HERE IF YOU WOULD LIKE TO DISCONTINUE THESE MAILINGS TO THIS ACCOUNT (NOTE: AT LEAST ONE STOCKHOLDER REPORT MUST BE MAILED.)


MARK HERE FOR         [ ]          MARK HERE IF YOU              [ ]
ADDRESS CHANGE                     PLAN TO ATTEND
AND NOTE BELOW                     THE MEETING






Please sign, date, and return this proxy card promptly in the enclosed envelope. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: __________________________ Date: __________________
Signature: __________________________ Date: __________________